     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1998

                                                      REGISTRATION NO. 333-56201
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                   AMENDMENT

                                    NO. 3 TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------
                      HOSPITALITY MARKETING CONCEPTS INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          7389                  33-0806192
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)


         15751 ROCKFIELD BOULEVARD, SUITE 200, IRVINE, CALIFORNIA 92618
                                 (949) 454-1800


         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                MOKHTAR RAMADAN
                             CHAIRMAN OF THE BOARD,
                                 PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                           15751 ROCKFIELD BOULEVARD
                                   SUITE 200
                            IRVINE, CALIFORNIA 92618
                                 (949) 454-1800

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

     PAULA J. PETERS, ESQ.        ROBERT M. MATTSON, JR., ESQ.        PATRICK A. POHLEN, ESQ.
    MICHAEL V. BALES, ESQ.          TAMARA POWELL TATE, ESQ.            Cooley Godward LLP
   Greenberg Glusker Fields          Morrison & Foerster LLP           Five Palo Alto Square
    Claman & Machtinger LLP         19900 MacArthur Boulevard           3000 El Camino Real
   1900 Avenue of the Stars,      Irvine, California 92612-2445         Palo Alto, CA 94306
          Suite 2100                     (949) 251-7500                   (650) 843-5000
     Los Angeles, CA 90067
        (310) 553-3610

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box./ /
                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 4, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                3,000,000 SHARES



                                     [LOGO]
                      HOSPITALITY MARKETING CONCEPTS INC.


                                  COMMON STOCK


    All of the 3,000,000 shares of Common Stock offered hereby are being sold by Hospitality Marketing Concepts Inc. ("HMC" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for information relating to the determination of the initial public offering price. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "HMCC," subject to issuance.



    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


                               -----------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE
                            CONTRARY IS A CRIMINAL OFFENSE.



                                                  PRICE TO             UNDERWRITING            PROCEEDS TO
                                                   PUBLIC               DISCOUNT(1)            COMPANY(2)
Per Share.................................            $                      $                      $
Total(3)..................................            $                      $                      $


(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $1,200,000.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 450,000 additional shares of Common Stock, solely to cover over-allotments, if any. See "Underwriting." If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $             , $             and $             ,
    respectively.



    The shares of Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by them and subject to their right to reject orders in whole or in part. It is expected that delivery of certificates for the
shares of Common Stock will be made on or about           , 1998.



WILLIAM BLAIR & COMPANY                                       PIPER JAFFRAY INC.


               THE DATE OF THIS PROSPECTUS IS              , 1998

    HMC has established membership programs and marketing relationships with over 300 hotels in over 150 cities worldwide, including New York, Rome, London, Madrid, Hong Kong, Shanghai, Warsaw and Caracas.

   [Company CLUBHOTEL brochure cover and foldout map indicating locations of
              CLUBHOTEL properties and HMC participating hotels.]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) GIVES EFFECT TO THE REORGANIZATION, (II) REFLECTS THE CONVERSION OF THE SUBORDINATED PROMISSORY NOTE (THE "SUBORDINATED PROMISSORY NOTE") HELD BY HOSPITALITY PARTNERS, LLC AND (III) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" AND "REORGANIZATION."


                                  THE COMPANY



    Hospitality Marketing Concepts Inc. ("HMC" or the "Company") is a provider of membership programs for prestigious hotels and other businesses in international and domestic markets. The Company's revenues are primarily derived from annual membership fees paid by individuals, a portion of which fees (after deducting costs related to marketing the programs) is paid to the applicable participating hotels. The Company's hotel membership programs are designed to provide participating hotels with improved consumer loyalty, increased patronage, an additional channel for acquiring new customers and a more predictable recurring revenue stream from a growing base of individual members. The Company's marketing services address the increasing need of hotels and other businesses to increase profitability, leverage the marketing expertise and infrastructure of outside vendors and cost-effectively offer new and differentiated products and services to customers. As of June 30, 1998, the Company has established hotel membership programs and on-going marketing relationships with over 300 hotels in over 150 cities worldwide, including New York, Rome, London, Madrid, Hong Kong, Shanghai, Warsaw and Caracas. The Company selects prestigious, full-service hotels, which are generally four or five-star or "best in town," and creates hotel membership programs which offer individual members a variety of benefits, including premium service, complimentary nights, substantial discounts off published room rates and complimentary food and beverage privileges when dining with a guest at hotel restaurants. Such benefits are provided directly by participating hotels, subject to availability, and the Company has no obligation to guarantee any level of member usage of rooms or services. Members pay the hotels directly for their use of hotel facilities at the discounted rates offered by the hotels to program members. Approximately 175 of the Company's top participating hotels have agreed to honor reciprocal membership benefits to all members of local HMC membership programs through the Company's CLUBHOTEL-TM- program, a unique international network including four and five-star participating hotels, such as the Shangri-La Manila, Pan Pacific Kuala Lumpur, Victoria Intercontinental (Warsaw) and Husa Palace Barcelona.


    As the global market for goods and services becomes increasingly competitive, businesses have substantially increased the use of direct marketing methods to strengthen relationships with existing customers, attract new customers and generate predictable recurring revenue streams from existing and new products and services. According to a study commissioned by the Direct Marketing Association, sales revenue in the United States attributable to direct marketing was estimated to be $1.2 trillion in 1997 and is estimated to reach $1.8 trillion in 2002. Membership programs are one of the fastest growing segments of the direct marketing industry. In the hospitality industry, hotels are increasingly utilizing membership programs to attract customers to fill their unoccupied rooms, utilize food and beverage services and use conference and banquet facilities. To generate increased profitability, hotels market their facilities to traditional customers consisting of business and vacation travelers. To attract such customers, hotels often rely on conventional marketing methods such as corporate and mass advertising, hotel and other travel reward programs, sponsorship of travel organizations and word-of-mouth. These methods have had limited success, however, at significantly increasing consumer loyalty and retention, because they attempt to influence the initial purchasing decision of the travelling customer and provide minimal incentives to use the hotels' facilities on a repeated basis. Likewise, hotels and other businesses often lack the necessary marketing expertise and resources to address the needs and demands of multi-ethnic, international purchasing audiences whose languages and customs differ from those prevailing in the region in which they are located.

    The Company's membership programs address the needs of three constituencies: participating hotels, individual members and businesses in travel-related industries whose complementary products and services are offered through the Company's membership programs. To address these needs, HMC designs membership programs which offer a unique combination of products and services targeting specific purchasing audiences. The Company's membership programs are designed to provide hotels with increased patronage and consumer loyalty from both a local membership base and the Company's domestic and international membership base and a more predictable recurring revenue stream. Individual members of the Company's hotel membership programs have access to enhanced services and benefits that significantly exceed the cost of membership. The Company also provides hotels and other participating businesses with local access to domestic and international markets and to a receptive purchasing audience of a growing base of individual members through an established distribution channel of locally-staffed telemarketing offices and a network of on-going marketing relationships with over 300 hotels worldwide. Additionally, the Company recently began offering complementary products to its members such as an international calling card (Call Connect-TM-) and a co-branded VISA card (with Standard Chartered Bank in Malaysia).

    To achieve its objective of becoming a leading provider of membership programs and marketing services to businesses and customers worldwide, the Company intends to expand its membership programs within the hotel industry, advance the HMC-SM- and CLUBHOTEL-TM- brands, consolidate its marketing infrastructure and expand its distribution channels, offer complementary products and services and expand its proprietary membership database. The Company intends to capitalize on its accumulated marketing expertise, knowledge of the hotel industry and global marketing infrastructure to increase its active membership base, expand its presence in the hotel industry and design, market and manage other membership programs.


                                  THE OFFERING



Shares Offered by the Company.....  3,000,000 shares (1)

Shares Outstanding Immediately
  After the Offering..............  15,000,000 shares (1)(2)

Use of Proceeds...................  The net proceeds of the offering will be used for distributions to certain stockholders, payment of
                                    outstanding bank indebtedness and working capital and
                                    other general corporate purposes. See "Use of Proceeds."

Proposed Nasdaq National Market
  symbol..........................  HMCC

                      SUMMARY CONSOLIDATED FINANCIAL DATA


                (In thousands, except share and per share data)


                                                                                              SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                       JUNE 30,
                                     -----------------------------------------------------  --------------------
                                       1993       1994       1995       1996       1997       1997       1998
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED INCOME STATEMENT DATA:
Revenues...........................  $  24,458  $  23,893  $  21,199  $  27,297  $  31,906  $  15,828  $  15,884
Gross margin.......................      7,845      7,833      7,411      9,826     11,248      5,462      5,584
General and administrative costs...      6,580      6,813      6,316      6,396      7,304      3,425      4,478
Operating income...................      1,265      1,020      1,095      3,430      3,944      2,037      1,106
Net income.........................  $   1,142  $   1,343  $     995  $   3,271  $   3,655  $   1,915  $     811
Net income per share--basic and
  diluted..........................  $    0.14  $    0.17  $    0.12  $    0.39  $    0.43  $    0.23  $    0.10
Weighted average common shares:
  Basic............................  7,980,000  8,050,000  8,400,000  8,400,000  8,400,000  8,400,000  8,400,000
  Diluted..........................  7,980,000  8,050,000  8,400,000  8,400,000  8,427,000  8,400,000  8,562,000
Pro forma data (3):
  Pro forma net income.............                                              $   1,604             $     256
  Pro forma net income per share:
    Basic..........................                                              $    0.17             $    0.02
    Diluted........................                                              $    0.13             $    0.02
  Weighted average common shares:
    Basic..........................                                              9,651,000             12,651,000
    Diluted........................                                              12,678,000            12,813,000



                                                                                        JUNE 30, 1998
                                                                         -------------------------------------------
                                                                                                        PRO FORMA
                                                                          ACTUAL    PRO FORMA(3)(4)  AS ADJUSTED(5)
                                                                         ---------  ---------------  ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..............................................  $     908     $     908        $  19,298
Working capital (deficit)..............................................     (5,710)       (4,662)          15,038
Total assets...........................................................     17,253        18,130           36,520
Long-term debt.........................................................      4,763         1,763            1,763
Distribution payable to stockholders...................................                    7,000
Stockholders' equity (deficit).........................................     (8,248)      (11,200)          15,500


------------------------------

(1) Excludes 1,500,000 shares of the Company's Common Stock, par value $0.001 per share ("Common Stock"), reserved for issuance under the Company's 1998 Stock Option Plan (the "1998 Stock Option Plan"), of which options for an aggregate of 817,140 shares of Common Stock were issued and outstanding as of June 30, 1998, and an option to purchase 180,000 shares of Common Stock. See "Management--Option Plan," "Certain Transactions" and Notes 6 and 10 of Notes to Consolidated Financial Statements.

(2) Includes 3,600,000 shares of the Company's Common Stock to be issued upon conversion of the Subordinated Promissory Note. See Note 9 of Notes to Consolidated Financial Statements.

(3) See Note 9 of Notes to Consolidated Financial Statements for a discussion of pro forma income statement and balance sheet data.


(4) Reflects the estimated distribution of approximately $7.0 million to the Principals and the assumed conversion of the Subordinated Promissory Note. Also adjusted to reflect the recording of a net deferred tax asset of $877,000 as if the Company's change from a limited liability company to a C corporation had occurred June 30, 1998. See Note 9 of Notes to Consolidated Financial Statements.


(5) Adjusted to reflect the sale of 3,000,000 shares of the Company's Common Stock in this offering and the application of the estimated proceeds therefrom.

    CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE MEANINGS ASCRIBED TO SUCH TERMS ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE INDICATES, ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" OR "HMC" ARE TO HOSPITALITY MARKETING CONCEPTS INC. AND ITS SUBSIDIARIES. PRIOR TO THE REORGANIZATION, SUCH SUBSIDIARIES WERE UNDER COMMON OWNERSHIP AND MANAGEMENT AND WERE IN THE SAME BUSINESS. AS A RESULT, THE FINANCIAL STATEMENTS PRESENTED HEREIN HAVE BEEN PREPARED ON A CONSOLIDATED BASIS.



    The Company does not own any hotel properties. The properties shown on the inside cover page participate in HMC membership programs and are owned by unaffiliated third parties.



    HMC-SM-, CLUBHOTEL-TM- and Call Connect-TM- are trademarks or service marks of the Company. Certain of the Company's marks have been registered in foreign jurisdictions. This Prospectus includes other trademarks and service marks of the Company and other entities.



    The Company was incorporated in Delaware in May 1998 to consolidate the operations of several entities in the same business and under common ownership and management. See "Reorganization." The Company's principal executive offices are located at 15751 Rockfield Boulevard, Suite 200, Irvine, California 92618, and its telephone number is (949) 454-1800.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE MATTERS SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. SEE "--FORWARD-LOOKING STATEMENTS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

DEPENDENCE ON HOTEL MEMBERSHIP PROGRAMS

    The Company's primary line of business involves the design, marketing and management of membership programs for hotels in international markets. The success of the Company's hotel membership programs involves numerous risks and uncertainties, including: the Company's ability to negotiate and enter into favorable marketing contracts with a large number of four and five-star or other quality hotels; the ability of the Company to attract and retain a sufficient number of program and operation managers to manage membership programs; the Company's ability to correctly evaluate local market conditions and demands and offer programs that address the needs of hotels and members; a change in the number, size or quality of hotels in the Company's hotel membership programs; and a change in the Company's reputation. The success of the Company's programs depends primarily on the ability of such programs to increase patronage and produce a predictable recurring revenue stream for hotels. There can be no assurance that the Company's programs will continue to accomplish these ends or that such programs will continue to generate additional customers for the Company and participating hotels. There also can be no assurance that the Company will be able to enter into or retain a sufficient number of agreements with hotels to offer membership programs. Any inability on the part of the Company to enter into or retain agreements with new and existing hotels, offer an increasing number of membership programs or attract members would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may in the future enter into an increasing number of marketing contracts to create hotel membership programs for multiple hotels within a single hotel chain. Currently, a significant portion of the Company's revenue is derived from a limited number of hotel chains or corporations representing multiple hotels. For example, 2.9%, 12.5% and 11.7% of the Company's revenues were derived from Orbis Company, Inc. in 1995, 1996 and 1997, respectively. A dependence on an increasing number of such marketing contracts involves a number of risks, including the risk that a loss of a marketing contract, or deterioration in the relationship, with one hotel within the corporate entity could result in the loss of marketing contracts with the remaining hotels within the entity. If marketing contracts with a hotel chain were to be terminated or not renewed, the Company could experience a significant decline in membership levels and fees resulting therefrom, and such decline could have a material adverse effect on the Company's business.

DEPENDENCE ON MEMBERSHIP FEES

    The Company derives substantially all of its revenues from membership and other fees from its membership programs. The Company anticipates that a substantial portion of its revenue will continue to be derived from such membership fees. The Company's membership programs are targeted predominantly at affluent executives and professionals within small to medium-sized businesses and professional organizations. However, there is no assurance that the appeal of the Company's programs to such individuals will continue. The appeal of the Company's programs depends, in part, on its ability to evaluate local market conditions and demands, to offer an appropriate mix of products and services to address the preferences of such individuals and to anticipate and respond to changes in the preferences of such individuals. If the Company is not successful in evaluating local market conditions or if there are any changes in the characteristics of the Company's typical member, such changes could have a material adverse effect on the growth of the Company's membership base and, consequently, its revenues. The Company typically experiences higher marketing costs in connection with initial member procurement than for member renewals. Moreover, the ability to attract new members and retain existing members is subject to several factors, many of which are outside of the Company's control, including changing consumer preferences, competitive pressures, relocation, general economic conditions and member satisfaction. There can be no assurance that any of the Company's existing or new products or services will generate sufficient new memberships or membership renewals or related fees. Any significant decline in the growth of membership levels in, or the fees resulting from, the Company's hotel membership programs could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON HOTEL INDUSTRY

    The success of the Company's hotel membership programs is also dependent upon conditions within the hotel industry and in the geographic markets in which the Company operates, including factors outside the Company's control, such as: regional and local economic conditions; the rate at which new hotels are established; change of management at participating hotels; changes in consumer preferences or market acceptance of the Company's programs; a change in the reputation of, or quality of service provided by, hotels affiliated with the Company's programs; adequate patronage of such hotels by individual members of the Company's programs; and changes within the hotel industry in general. The hotel industry is sensitive to changes in economic conditions that affect business and leisure travel and is highly susceptible to unforeseen events, such as political instability, regional hostilities, recession, gasoline price escalation, inflation and other adverse occurrences that may result in a significant decline in the utilization of hotel rooms. Any adverse change in economic or political conditions may result in decreased travel or increased competition among hotels and may lower demand for hotel services, including food and beverage, and could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the hotel industry recently has experienced a period of consolidation in which hotel chains have acquired or merged with other hotel chains. Such activities may reduce the Company's total potential base of hotels and limit the number of hotel membership programs which the Company can offer. If further consolidation were to take place, hotels participating in the Company's programs may be acquired by third parties who utilize alternative solutions such as membership programs created and marketed using internal resources or other third parties. There can be no assurance that these, or other factors, will not occur or that such factors will not cause a decline in the number of hotel membership programs offered by the Company or prevent the Company from attracting and retaining new and existing hotels and members for its hotel membership programs. Any material inability to offer additional membership programs or any significant decline in the number of hotels and members for its membership programs would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

    The Company believes that its future operating results may be subject to quarterly and annual fluctuations based on numerous factors, including general economic conditions and seasonal trends associated with the hotel industry. The Company's revenues and profits on a quarterly basis can be affected by such factors as: the number of additional members and renewals in a period; currency fluctuations, inflation and currency devaluation in countries with active membership programs; the number of new membership programs and cost of initiating and managing new membership programs, including the cost of hiring additional personnel and starting up new telemarketing offices in international markets; changes in the cost of, or sales cycle associated with, member procurement; scheduled payments to participating hotels; the mix of products and services offered by the Company; lack of acceptance of the Company's products and services by the Company's members and hotels or other businesses; holidays and vacation patterns; the cost, timing and significance of new product and service introductions by the Company and its competitors; the intensity of product and price competition; changes in operating expenses; changes in the demand for membership programs generally; changes in the Company's sales incentive strategy; personnel changes; unanticipated service interruptions; varying labor costs; and telecommunications and information technology installations and upgrades. Any one or more of these factors, many of which are beyond the Company's control, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, geographic regions may experience varying periods of seasonality, based on local holidays and customs. For example, the Company has historically experienced reduced performance in Europe in the third quarter. Due to the Company's revenue recognition policy, revenues from membership sales and the related membership acquisition costs are amortized over the 12-month term of such memberships, which may mask seasonality and other fluctuations. Increased revenues from the sale of other products and services may increase the degree to which the Company experiences seasonality and other fluctuations. In addition, from time to time, the Company's revenues have remained relatively constant as management and other resources have been allocated to the development of additional membership programs in new geographic regions. Due to these factors, the Company believes period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as indicators of future results of operations.


    The Company has implemented hotel program fee arrangements as part of its standard hotel membership programs. These hotel program fee arrangements typically involve the payment of a significant percentage of individual membership fees, after costs, to the participating hotel. Accordingly, any significant increase in the percentage of membership fees payable to participating hotels, as a result of relative bargaining power, increased competition or other factors, would reduce the Company's operating margins and could have a material adverse effect on the Company's business, financial condition and results of operations. In connection with its agreement with one hotel chain and the 102 participating hotels, the Company has provided, and may in the future provide other participating hotels with, lump-sum payments in lieu of hotel program fee arrangements. The Company may not be able to recover such amounts from resulting membership or other fees. Any material shortfall in anticipated or projected membership and related fees relating to such arrangements could have an adverse effect on the Company's business, financial condition and results of operations.


    The Company's operating expenses are determined, in part, based on the Company's expectations of future revenue growth and are substantially fixed. As a result, unexpected changes in revenue levels will have a disproportionate effect on net income in any given period. Future acquisitions may have an adverse effect upon the Company's results of operation, particularly in quarters immediately following consummation of such transactions, while the operations of the acquired business are being integrated into the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    Almost all of the Company's revenues to date have been derived from its international operations, including operations in several developing countries, and the Company anticipates that its international operations will continue to constitute a substantial portion of its revenues for the foreseeable future. In 1997, the Company generated 25.0%, 28.5%, 44.8% and 1.7% of its revenues in the American, European, Asian and Middle Eastern/North African regions, respectively. Operating in international and developing countries involves several risks, such as difficulties in staffing and managing foreign operations due to the limited supply of qualified labor, foreign currency exchange fluctuations and restrictions, currency devaluations, restrictions on currency conversion, implementation of a unified European Union currency, the burden of complying with a wide variety of complex foreign laws and treaties, the need for governmental approvals, the adoption of changes in regulatory and certification requirements, adverse changes in foreign or domestic laws and policies that govern the Company's operations, uncertainty of enforcement of contractual obligations, difficulty in accounts receivable collections, political and economic instability, natural disasters and catastrophes, adverse tax consequences, loss of revenue, property or equipment from expropriation, nationalization, war, insurrection and terrorism or changes in political ideologies. There can be no assurance that any of these factors, singularly or together, will not have a material adverse effect on the Company's business, financial condition and results of operations.

    Foreign laws can affect the Company's operations in several respects. For example, the labor laws of certain countries restrict the manner in which the Company may hire or terminate local employees. As a result, the Company may be forced to give advance notice or make payments to local employees or governments prior to closing a program or location. In addition, foreign nationals may require visas to work outside their home country. Difficulty in hiring or laying off employees could have a material adverse effect on the Company's business, financial condition and results of operations. Further, foreign laws, including laws and regulations prohibiting telephone sales or requiring physical signatures on credit card charges, may severely restrict the Company's international operations. Certain countries tightly regulate the direct marketing industry by requiring disclosure or reporting by direct marketers about the use of customer data. In various countries, laws regulating telemarketing activity are just beginning to be developed. There can be no assurance that existing and future laws and regulations in the countries in which the Company operates will not have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's operations and assets are subject to significant political, economic, legal and other uncertainties in some of the developing countries in which it operates, including China and Indonesia. Certain of these countries do not have comprehensive and highly developed systems of laws, particularly with respect to private enterprise and commercial activities, foreign investment activities and the interpretation and enforcement of private contracts. Enforcement of laws and private contracts in these countries is uncertain, and implementation and enforcement may be inconsistent. A change in leadership, social disruption or other circumstances affecting the political, economic or social life in any of these countries could have a material adverse effect on the Company's business, financial condition and results of operation. In addition, the Company's operations in China and some of these other countries are subject to administrative review and approval by various national, provincial and local governmental agencies. There can be no assurance that such approvals, when necessary or advisable, will be obtainable, or, if obtainable, that they will be on terms satisfactory to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS OF CURRENCY FLUCTUATIONS AND INFLATION

    The Company's current revenues, operating expenses and costs are almost entirely denominated in the functional currency of the foreign locations in which the Company operates. Conversion of total revenues and expenses to U.S. dollars is performed on a periodic basis. In addition, a significant portion of the Company's liabilities are denominated in foreign currencies. Fluctuations in the exchange rate between such foreign currencies and the U.S. dollar could affect the Company's cost of revenues, operating expenses or liabilities and, as a result, could materially adversely affect the Company's business, financial condition and results of operations. Some of the foreign countries in which the Company operates have experienced substantial, and in some periods extremely high, rates of inflation for recent years. Inflation and rapid fluctuations in inflation rates have had, and may continue to have, adverse effects on the marketability of the Company's membership programs. In the past, the effects of such inflationary pressures have adversely affected the operating results of the Company, and in 1994 the Company terminated its operations in Turkey because of adverse effects on membership rates caused by currency devaluation and inflation. Similarly, rapid devaluation of currencies, such as that experienced in Colombia, Indonesia and Venezuela, have adversely affected, and may in the future adversely affect, the Company's business, financial condition and results of operations. In addition, the Company typically converts foreign revenues and expenses into U.S. dollars on a periodic basis. Fluctuations in currency rates in connection with such conversions may affect the period to period comparison of operating results. The Company does not presently engage in any hedging or other transactions intended to manage the risks relating to currency exchange rates or interest rate fluctuations. However, the Company may in the future undertake such transactions if management determines that it is necessary to offset such risks. There can be no assurance that the use of such hedging transactions will be sufficient to manage the risk of foreign currency fluctuation. Any inability of the Company to successfully hedge such foreign currency risk could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL INABILITY TO MANAGE GROWTH

    The Company has recently experienced a period of growth that has placed significant demands on the Company's management personnel and on its operational and financial resources. Net sales increased from approximately $21.2 million in the year ended December 31, 1995 to $31.9 million in the year ended December 31, 1997. In addition, the number of telemarketing call centers increased from 89 to 101 at December 31, 1995 and December 31, 1997, respectively, during the same period offering membership programs for 144 and 257 hotels, respectively. During this period, the Company has invested in new training programs, hired new personnel and upgraded its management information systems. The Company's ability to manage future growth will depend on its ability to continue to implement and improve operational, financial and management systems on a timely basis, to expand, train, motivate and manage its work force, hire additional qualified personnel and minimize turnover among program and operation managers. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's operations, and the failure to support the Company's operations effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

    In order to provide and expand its membership programs, the Company will be required to attract and retain a sufficient number of additional highly skilled managerial and marketing personnel, including program and operation managers who are responsible for developing, marketing and managing the Company's membership programs. The Company has historically experienced high rates of turnover among its program managers, primarily as a result of the extensive travel that has been required of such individuals. Any prolonged continuation of or increase in program manager turnover rates could hinder the Company from developing its marketing infrastructure and could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has invested significantly in management training programs to increase the number of qualified program and operation managers, there can be no assurance that these managers will remain with the Company for a sufficient period of time to allow the Company to recover the costs of training or that a sufficient number of such managers will be trained to serve existing or new participating hotels and other businesses effectively and establish additional membership programs. If the Company is unable to recruit and retain a sufficient number of qualified personnel, it may be unable to implement new and existing membership programs on a timely basis, or at all, which could adversely affect the Company's relationship with participating hotels and other businesses as well as its reputation and could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, many of the Company's program and operation managers develop and maintain strong business relationships with the Company's participating hotels and other businesses. The Company depends on these relationships to contribute to the success of its existing membership programs, to generate additional membership programs with new participating hotels and other businesses and to attract and retain an active, loyal membership base. The loss of program and operation managers could lead to erosion of the Company's base of participating hotels and other businesses and a decline in the current number of hotel membership programs which could, in turn, have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY EMPLOYEES

    The Company's performance has depended, and will continue to depend, to a significant extent on the efforts and abilities of its executive officers and certain other key employees of the Company, particularly Mokhtar Ramadan, the Company's Chief Executive Officer. Although the Company has entered into employment contracts with its executive officers and certain of its key employees, there is no guarantee that these employees will remain with the Company. The loss of the services of certain of these executive officers or key employees could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, a number of members of management, including Frans Van Steenbrugge, the Company's Senior Vice President and General Manager of Telecommunications, and Philip G. Hirsch, the Company's Senior Vice President, Finance, and Chief Financial Officer, joined the Company in 1998. The Company does not maintain key employee life insurance on the lives of its executive officers, including its Chief Executive Officer. See "Management."

COMPETITION

    Competition in the membership program industry is intense. The Company faces direct and indirect competition from a number of sources and expects to experience increased competition in the future. The Company competes with the internal marketing programs of participating hotels and prospective hotels. For example, certain hotels have frequent guest programs that may expand to offer benefits to their members similar to the benefits provided by Company's hotel membership programs. Accordingly, there can be no assurance that current and future participating hotels will not elect to conduct all, or a significant portion of, their marketing efforts internally. The Company also competes with marketing services companies that employ a loyalty-driven marketing model similar to the one developed by the Company, but which focus on a broader array of membership programs. Companies such as Cendant Corporation and MemberWorks Incorporated provide membership programs in the travel, dining and retail industries. The Company's other competitors include a number of smaller, regional providers, large retailers, travel agencies, financial institutions, credit card issuers and other organizations that offer benefit programs to their customers and may include third-party service providers with whom the Company has established marketing relationships. Such competitors may have greater financial, personnel and marketing resources, greater name recognition and larger customer bases than the Company. There can be no assurance that the Company's competitors will not increase their emphasis on offering products and services similar to those offered by the Company or begin offering products and services which would be in direct competition with those which the Company may want to offer in the future. There also can be no assurance that competitors will not develop and successfully introduce competitive products and services, that the introduction of such products and services will not cause a reduction in the price at which the Company offers its products and services or that the Company will be able to compete successfully for both members and participating hotels with any of these existing or potential competitors.

    Competition for customers in the calling card product segment is highly competitive, and the technology involved is rapidly evolving and subject to constant change. Today there are numerous companies offering calling cards, including companies such as AT&T Corp., British Telecom, MCI Communications Corporation, Sprint Corporation/Global One and several other local and regional international telephone companies, which are substantially larger than the Company and have greater financial, personnel and marketing resources, greater name recognition and larger customer bases than the Company. These advantages and contractual notice requirements restricting the Company's ability to change pricing unilaterally may afford the Company's competition with more pricing flexibility than the Company. The ability of the Company to compete effectively in the telecommunication services market will depend upon the Company's continued ability to provide access to high-quality service at prices generally competitive with, or lower than, those charged by its competitors. There is no assurance that the Company will be able to respond quickly and efficiently to any changes in prices charged by such competitors. There can be no assurance that competition from existing or new competitors or a decrease in the rates charged for telecommunication services by major long distance carriers or other competitors would not have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS ASSOCIATED WITH NEW PRODUCT AND SERVICE INTRODUCTIONS

    The Company's growth strategy includes offering complementary products and services within travel-related industries to its members. The implementation of new products and services may require the investment of significant resources, which may not be offset by increased revenues. The Company's ability to successfully introduce complementary products and services depends, among other things, on its ability to contract with third-party service providers, design effective membership programs for such providers and discern the purchasing preferences and demands of its members. Failure to discern such demands and preferences of its members or failure to anticipate and respond to changes in such demands and preferences could lead to, among other things, diminished member loyalty, difficulty in securing and maintaining marketing relationships with third-party service providers, lower margins and a decline in the Company's reputation, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. Failure to introduce new products and services in a timely manner also could result in the Company's competitors acquiring additional market share for a particular area of consumer interest or in a particular geographic region. In addition, the introduction or announcement of new products and services by the Company or others could render existing products and services obsolete, or result in a delay or decrease in demand for existing products and services as members evaluate new offerings.

    The Company's ability to offer complementary products and services involves risks and uncertainties that typically accompany new product and service offerings, including: limited management experience and expertise in designing, marketing and managing such new products and services; acceptance by the Company's members and participating hotels and other businesses; regulatory or legal approvals, particularly within international jurisdictions; delays in market introduction; competition; significant commitment of managerial resources and greater than anticipated costs. The Company has limited experience offering new products and services to its members and has only recently initiated its calling card and credit card offerings. There can be no assurance that existing members and participating hotels and other businesses will be receptive to such new products or services or that such members and participating hotels and other businesses will be able or willing to distinguish between the Company's and competitors' products and services. Accordingly, there can be no assurance that such new products or services will achieve a sustainable level of market acceptance or that the Company will be able to successfully manage or implement such new products and services. Failure of the Company to successfully design and market such new products and services, or the failure of such products and services to achieve a significant level of market acceptance, could affect the Company's relationship with existing members, prevent the Company from gaining new members in existing and new markets and have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON THIRD-PARTY PROVIDERS

    The Company's reputation, the success of its hotel membership programs and its ability to attract and retain individual members is substantially dependent on the quality of services provided by third parties. For example, the success of the Company's hotel membership programs is dependent on the quality of benefits and services provided by hotels. Similarly, the success of the Company's calling card and credit card products is dependent on the service provided by third-party service providers such as Sprint Corporation ("Sprint") and Standard Chartered Bank. The Company has no direct control over the quality of such third-party services, and there is no assurance that third-party service providers will fulfill the Company's expectation of providing premium products and high-quality, professional service. Any material decline in the quality of the benefits and services provided by participating hotels or other product and service providers, or an interruption in the provision of such products and services, could affect the ability of the Company to sustain member satisfaction and could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PROPRIETARY MEMBERSHIP DATABASE

    The Company's ability to design new membership programs and market them effectively is in large part dependent on the information contained in its proprietary membership database. In order to cost-effectively target a receptive purchasing audience, the Company must compile and update transactional data relating to current members' use of products and services provided through the Company's membership programs. There can be no assurance that the Company will be able to obtain a sufficient quantity of transactional data or, if acquired, that this data will be complete and accurate. Moreover, transactional data about a member's travel and purchasing preferences is, in some instances, dependent upon the accounting and reporting services provided by third parties. For example, data concerning members' purchase of travel, lodging, and food and beverages is dependent, in some instances, on a participating hotel's records of such transactions. There can be no assurance that the Company's participating hotels or other third parties will keep such records, that such records will be accurate or that the participating hotels or other third parties will transmit such information to the Company in a timely fashion. Failure of participating hotels and other third parties to transmit such information to the Company could have a material adverse effect on the Company's ability to discern a member's travel and purchasing preferences and to create effective, targeted marketing promotions and could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's ability to select purchasing audiences that are more likely to respond favorably to the products and services offered by the Company is also dependent on its database technology. The Company has only recently implemented certain database management software and its calling card billing system. There can be no assurance that such software or billing system will operate efficiently, accurately, without interruption and without technical problems. In addition, the Company anticipates that it will be necessary to continue to update its database systems and to select, invest in and develop new and enhanced technology on a timely basis in the future in order to maintain its competitiveness. The failure of the Company to successfully anticipate or adapt to technological changes or select and develop new and enhanced technology on a timely basis could adversely affect the quality of the services the Company provides to its participating hotels and other businesses or members, or otherwise have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH GOVERNMENT REGULATION

    The Company primarily markets its membership programs through its local and regional telemarketing call centers. The telemarketing industry has become subject to an increasing amount of foreign, federal and state regulation in recent years, including limitations on the hours during which telemarketers may call consumers and prohibitions on the use of automated telephone dialing equipment to call certain telephone numbers. The Company is also subject to various foreign, federal and state regulations concerning the collection, distribution and use of information regarding individuals, including the recently promulgated FCC regulations implementing Section 222 of the Communications Act of 1934, as amended, regarding the use of customer proprietary network information ("CPNI"). Compliance with these laws and regulations is generally the responsibility of the Company even where it uses agents to conduct the telemarketing, and the Company could be subject to a variety of enforcement or private actions for any failure to comply with such regulations, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, growing concern about privacy and the collection, distribution and use of information about individuals has led to self-regulation of such practices by the direct marketing industry and to increased governmental regulation. The Direct Marketing Association (the "DMA"), the leading trade association of direct marketers, has adopted guidelines regarding the fair use of such information which it recommends participants in the direct marketing industry follow. Although the Company's compliance with the DMA's guidelines and applicable foreign, federal and state regulations has not had a material adverse effect on the Company, no assurance can be made that the DMA will not adopt additional guidelines or that additional foreign, federal or state laws or regulations (including antitrust and consumer privacy laws) will not be enacted or applied to the Company or its clients and marketing partners. Any such guidelines, laws or regulations could adversely affect the ability of the Company to collect and distribute consumer information, increase the cost to the Company of collecting certain kinds of information, preclude the use by direct marketers of information that the Company could lawfully collect or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. To the extent the Company's participating hotels and other businesses do not comply with such guidelines, laws or regulations, the Company may incur liabilities which could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's calling card operations are subject to foreign, federal and state government regulation of long distance telephone services. The Company is regulated at the federal level by the Federal Communications Commission (the "FCC"). The Company is required to maintain an authorization, issued by the FCC, in connection with its international calling card service, and the Company is in the process of obtaining such an authorization. In addition, the FCC has required carriers to maintain both domestic and international tariffs for services containing the currently-effective rates, terms and conditions of service. The FCC has, however, eliminated the tariffing requirement for domestic interstate non-dominant carriers, and indeed prohibited the filing of such tariffs, but a federal court of appeals has stayed the effectiveness of this detariffing order pending appeal and the FCC's resolution of several petitions for reconsideration. There can be no assurance of the outcome of these proceedings. If the Company must negotiate individual contracts with each of its calling card customers, it could have a material adverse effect on the Company's business, financial condition and results of operations.

    Any intrastate long distance telecommunications operations of the Company are also subject to various state laws and regulations, including prior certification, notification or registration requirements. Although the Company does not intend to market its calling cards for intrastate use, there can be no guarantee that customers will not use the calling cards for this purpose. For any intrastate services, the Company generally must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states. In most of these jurisdictions, the Company must file and obtain prior regulatory approval of tariffs for intrastate services. In addition, the Company must update or amend the tariffs and, in some cases, the certificates of public convenience and necessity when rates are adjusted or new products are added to the long distance services offered by the Company. If the Company becomes aware that intrastate calling is occurring, the Company intends to comply with the applicable regulatory requirements. The FCC and numerous state agencies also impose prior-approval requirements on transfers of control, including corporate reorganizations and assignments of certain regulatory authorizations.

    If the federal and state regulations governing the fees to be charged for the origination and termination of calls by long-distance subscribers (such as the Company's consumers) change, particularly if such regulations are changed to allow variable pricing of such access fees based upon volume, such changes could have a material adverse effect on the Company's business, financial condition and results of operations.

    The FCC recently adopted a regulation which requires interexchange carriers to compensate payphone providers for each toll-free number call placed. The regulation allows such carriers to seek to recover these charges from their customers, including through future contractual provisions with customers such as the Company. The FCC rules require that, on an interim basis through October 1997, the interexchange carriers compensate payphone providers an amount equivalent to $0.35 per call. On July 1, 1997, the United States Court of Appeals for the District of Columbia ("D.C. Circuit") upheld the method of "carrier pays" for recovery of payphone compensation, but found the $0.35 per call charge and interim payphone compensation plan was arbitrary and capricious. The payphone compensation rules were remanded to the FCC for reconsideration and the FCC subsequently adjusted the compensation amount to $0.284 per call. On appeal, the D.C. Circuit again found this amount to be arbitrary and capricious and remanded the revised rules to the FCC for further explanation. On an interim basis, the compensation scheme adopted by the FCC remains in effect until the FCC concludes its evaluation of these issues. The FCC and D.C. Circuit have noted that the compensation scheme is subject to retroactive adjustment, if the FCC considers such an adjustment appropriate. In addition, carriers such as the Company that provide domestic interstate services to end users must pay a fee each month for U.S. universal service funding, which supports telecommunications service in remote areas of the U.S. and also certain services used by schools and libraries. Currently, the Company must contribute approximately 4% of its annual end user revenues (including both domestic interstate and international revenues). The Company is unable to predict any changes in the level of this contribution or whether any such changes could have a material adverse effect on the Company. The Company is unable to predict whether these regulations or other potential changes in the regulatory environment could have a material adverse effect on the Company.

RISK OF LOSS OF DATA CENTERS AND TELEPHONIC TRANSMISSION CAPABILITY

    The Company's business is highly dependent on its computer and telephone equipment and on telephone services provided by various local and long distance domestic and international telephone companies. Any significant interruption in computer or telephone services could adversely affect the Company's business, financial condition and results of operations. The Company's operations are dependent on its ability to protect its data center against damage from fire, earthquake, power loss, telecommunications failure or similar events. No assurance can be given that such precautions will be adequate or that operations will not be interrupted, even for extended periods. Any damage to the Company's data centers could cause interruptions in the Company's operations and have a material adverse effect on the Company's business, financial condition and results of operations. The Company's property and business interruption insurance may not be adequate to compensate the Company for all losses that may occur.

    The Company's operations, including its new telephone calling card product, are also dependent on the telephone transmission capabilities of Sprint. Any material disruption in Sprint's transmission capabilities could adversely affect the Company's ability to receive and transmit data and, accordingly, have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Third-Party Providers."

RISK OF LOSS FROM RETURNED TRANSACTIONS; FRAUD; BAD DEBT; THEFT OF SERVICES

    The Company utilizes national credit card clearance systems for electronic credit card settlement of its membership fees payments and calling card product. The Company's relationships with providers of merchant card services such as VISA and MasterCard could be adversely affected by excessive uncollectibles or chargebacks, which are generally higher in the telephone industry than in other industries. Credit risks arising from returned transactions caused by closed accounts, frozen accounts, unauthorized use, disputes, theft or fraud exists with the Company's membership fee payments, calling card product and credit card product. There can be no assurance that the Company will be able to effectively limit these risks, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. From time to time, persons may obtain calling card services without rendering payment to the Company by unlawfully utilizing the Company's access numbers and PINs. There can be no assurance that the Company will not experience future losses due to unauthorized use of access numbers and customized PINs and that such losses will not be material. The Company intends to manage these risks through its internal controls, monitoring and blocking systems. There can be no assurance that the Company's risk management practices or reserves will be sufficient to protect the Company from unauthorized or returned transactions or thefts of services, which could have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL BY PRINCIPAL STOCKHOLDERS

    Upon completion of the offering, Mokhtar Ramadan, Fadi Ramadan and Marwan Ramadan will beneficially own approximately 7,980,000 shares or 53.2% of the outstanding shares of Common Stock. As a result, these stockholders, if acting together, will be able to exercise control over matters requiring stockholder approval, including the election of directors, mergers, consolidations and sales of all or substantially all of the assets of the Company. This stockholder control may delay or prevent transactions resulting in a change in control of the Company unless the terms are approved by such stockholders. See "Principal Stockholders" and "Description of Capital Stock--Certain Anti-Takeover Effects."

    In addition, affiliates of the Company will continue to have certain contractual and other business relationships with the Company and may engage in transactions from time to time that are material to the Company. See "Certain Transactions." Although any such material agreements and transactions would require approval of the Company's Board of Directors, such transactions generally will not require approval of the disinterested members of the Board of Directors and conflicts of interest may arise in certain circumstances. There can be no assurance that such conflicts will not from time to time be resolved against the interests of the Company. The Company currently has three directors, all of whom are stockholders and employees of the Company.

BROAD MANAGEMENT DISCRETION OVER USE OF PROCEEDS


    The net proceeds to the Company from the sale of the Common Stock offered hereby are estimated to be approximately $26.7 million ($30.9 million if the Underwriter's overallotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds of this offering for distributions to certain stockholders, payment of outstanding bank indebtedness and working capital and other general corporate purposes. Management will retain a significant amount of discretion over the application of the net proceeds of the offering. Because of the number and variability of factors that determine the Company's use of the net proceeds of the offering, there can be no assurance that such application will not vary substantially from the Company's current intentions. Pending such utilization, the Company intends to invest the net proceeds of the offering in short-term investment grade and interest-bearing securities.


SIGNIFICANT DISTRIBUTION OF PROCEEDS TO STOCKHOLDERS

    The Company intends to use a portion of the net proceeds from this offering to make distributions to the Principals of approximately $5.0 to $7.0 million related to the conversion of the Company from a limited liability company to a C corporation, consisting of undistributed earnings of HMC LLC as of the date of the Merger (as defined), amounts related to prepaid taxes accruing to the benefit of the Company and amounts related to foreign tax credits of the Principals. The exact amount of such distributions in the aggregate, and to each Principal individually, are not presently determinable. See "Use of Proceeds."

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBILITY VOLATILITY OF STOCK PRICES

    Prior to the offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price will be determined by negotiation among the Company and the representatives of the Underwriters based on several factors, including prevailing market conditions, certain financial information on the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present stage of the Company's development and other factors deemed relevant. See "Underwriting." In addition, the stock market in general, and membership services companies in particular, have in the past experienced price and volume fluctuations which have sometimes been unrelated to the operating performance of such companies. There can be no assurance that the prices at which shares of Common Stock will trade in the public market after the offering will not be lower than the price at which shares of Common Stock are sold in the offering. The trading price of the Common Stock after the offering could be subject to certain fluctuations in response to numerous factors, including, but not limited to, quarterly variations in operating results, competition, announcements of new or enhanced products or services by the Company or its competition, regulation changes, any difference in actual numbers and results expected by investors and analysts, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies and that has often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE


    Sales of substantial amounts of Common Stock in the public market after the offering could adversely affect the market price of the Common Stock. Upon completion of the offering, the Company will have outstanding 15,000,000 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options after June 30, 1998. The holders of 12,000,000 of such shares and certain option holders have entered into agreements ("Lock-Up Agreements") agreeing not to sell such shares for a period of 180 days following the date of this Prospectus without the prior written consent of William Blair & Company. In addition, as of June 30, 1998, there were options outstanding to purchase an aggregate of 997,140 shares of Common Stock, of which 180,000 are vested and exercisable at such date. Following the offering, the Company intends to file a registration statement covering the shares reserved for issuance under the Company's employee stock option plan, and the shares issued upon exercise of such options. See "Shares Eligible For Future Sale."


ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    Certain provisions of Delaware law and the Company's Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws (the "Bylaws") may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions also may render the removal of directors and management more difficult. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions of Delaware law and the Company's Certificate of Incorporation and Bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price. The Company's Certificate of Incorporation places certain restrictions on who may call a special meeting of stockholders. In addition, the Company's Board of Directors has the authority to issue up to 5,000,000 shares of undesignated preferred stock (the "Undesignated Preferred Stock") and to determine the price, rights, preferences and privileges of those shares without any further vote or actions by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Undesignated Preferred Stock that may be issued in the future. The issuance of such shares of Undesignated Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and serving other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. The application of Section 203 of the DGCL also could have the effect of delaying or preventing a change of control of the Company. In addition, the Company's Certificate of Incorporation provides that the Board of Directors will be divided into three classes of directors serving staggered terms and that, upon consummation of the offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The classification provision and the prohibition on stockholder action by written consent could have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of the Company. See "Reorganization" and "Description of Capital Stock--Certain Anti-Takeover Effects."

DILUTION; ABSENCE OF DIVIDENDS


    The initial public offering price will be substantially higher than the pro forma net tangible book value per share of Common Stock. At an assumed initial public offering price of $10.00 per share, investors purchasing shares of Common Stock in this offering will incur immediate, substantial dilution of $9.03 per share in the pro forma net tangible book value of Common Stock. Additional dilution will occur upon the exercise of outstanding options. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dilution" and "Dividend Policy."


YEAR 2000

    Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company and third parties with which the Company does business rely on numerous computer programs in their day-to-day operations. The Company is evaluating the Year 2000 issue as it relates to the Company's internal computer systems and third party computer systems with which the Company interacts. The Company expects to incur internal staff costs as well as consulting and other expenses related to these issues; these costs will be expensed as incurred. In addition, the appropriate course of action may include replacement or an upgrade of certain systems or equipment at a substantial cost to the Company. There can be no assurance that the Year 2000 issues will be resolved in 1998 or 1999. The Company may incur significant costs in resolving its Year 2000 issues. If not resolved, this issue could have a significant adverse impact on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FORWARD-LOOKING STATEMENTS

    The statements contained in this Prospectus that are not historical fact are "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management cautions the reader that these forward-looking statements, including statements about the Company's dependence on membership programs and fees, dependence on the hotel industry, seasonal and currency fluctuations, ability to manage growing operations, competition, the Company's ability to expand its membership programs in international operations and dependence on third-party service providers and other matters contained in this Prospectus regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's projection and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this Prospectus. The forward-looking statements contained herein are based on current expectations, and the Company assumes no obligation to update this information. Therefore, the actual experience of the Company and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates and projections will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                                 REORGANIZATION

    The Company was incorporated in Delaware in May 1998 to consolidate the operations of several entities in the same business and under common ownership and management. From 1989 to July 1996, the business of the Company was conducted through Hospitality Marketing Consultants, a general partnership (the "Original Partnership") composed initially of Mokhtar Ramadan, Marwan Ramadan and Fadi Ramadan. In 1994, Sandra Case was admitted to the Original Partnership as an additional partner. The Ramadans and Ms. Case, and certain affiliated family trusts for periods in 1998, are referred to as the "Principals." In addition, beginning in April 1989, the Company operated its business in the U.S. and Puerto Rico through HMC Consultants Inc., a California corporation ("HMC Inc."). Prior to the consummation of the Reorganization, all of the capital stock of HMC Inc. was beneficially owned by the Principals. In July 1996, the Principals organized Hospitality Marketing Consultants, LLC, a California limited liability company ("HMC LLC"), and HMC LLC purchased from the Original Partnership all of the Original Partnership's business and assets, except the real property at which the Company's Irvine, California headquarters is located. See "Certain Transactions."


    As the Principals commenced business operations in certain foreign countries, they generally established local corporations through which to conduct those operations. Corporations conducting business (each, a "Foreign Entity" and collectively, the "Foreign Entities") were organized in the following countries: Australia, Canada, Colombia, France, Indonesia, Italy, Lebanon, Malaysia, Poland, Singapore, Spain, United Kingdom and Venezuela. Prior to the date of the Contribution Agreement, the Foreign Entities organized in France, Indonesia, Malaysia, Singapore and Venezuela were directly or indirectly, 100% beneficially owned by HMC LLC. Prior to the date of the Contribution Agreement, the Foreign Entities organized in Australia, Canada, Colombia, Lebanon, and United Kingdom were 100% beneficially owned by the Principals. The Principals also owned an 83.75% interest in the Foreign Entity organized in Poland, with the remaining 16.25% owned by Chris Feeney, a former consultant. In addition, prior to the date of the Contribution Agreement, the Foreign Entities organized in Italy and Spain were 100% owned by HMC (International) Ltd., a United Kingdom Foreign Entity ("International"), which is owned by the Principals.



    Prior to the date hereof, the following transactions will be effected (such transactions, including the Merger, are referred to collectively as the "Reorganization"):



    Pursuant to a Contribution Agreement (the "Contribution Agreement") dated June 1, 1998 by and among the Company, HMC LLC and the Principals, the Principals have contributed all of their interests in all of the Foreign Entities owned by them, except International, to HMC LLC along with all right, title and interest in the entity currently being established in the Peoples Republic of China. Additionally, the Principals have contributed all of their stock in HMC Inc. to HMC LLC. The Principals have contributed all of their interests in International to Hospitality Marketing Concepts (Holdings) Limited, a newly-organized United Kingdom Foreign Entity ("Holdings") owned by HMC LLC. International has transferred its interests in the Foreign Entities organized in Italy and Spain to Holdings and Holdings has transferred its interests in International to a third party, who will ultimately cause the liquidation of International. As a result, HMC LLC will have acquired, directly or indirectly, 100% of the equity interests in HMC Inc. and each of the Foreign Entities (HMC LLC having acquired Mr. Feeney's 16.25% interest in the Foreign Entity organized in Poland). In situations where, pursuant to the requirements of local law, it is necessary to have more than one owner of equity interests, some ownership interests in Foreign Entities are held by third parties. However, in each such case, the party holding the interest executed an Agency Agreement confirming that the party holds that interest for the benefit of HMC LLC, and that HMC LLC beneficially owns the interest, including all economic and voting rights relating to that interest.



    Immediately prior to the commencement of the offering, HMC LLC merged with and into the Company, with the Company as the surviving entity (the "Merger"). As a result of the Merger, the Company succeeded to HMC LLC's ownership interest in HMC Inc., Call Connect, Inc., a California corporation, and each of the Foreign Entities, as described above. HMC LLC established Call Connect, Inc. to conduct its calling card business. The Reorganization is structured as a tax-free reorganization. The accounting for the Reorganization is similar to the accounting for a pooling of interests, as it represents an exchange of equity interests among companies under common control. Prior to the Reorganization, the Company conducted no business and held no assets or liabilities. It is intended that HMC Inc., Call Connect, Inc. and each of the Foreign Entities will continue to be operating subsidiaries of the Company.



    An aggregate of 8,400,000 shares of Common Stock were issued by the Company to the Principals in connection with the Merger. Accordingly, each of Mokhtar Ramadan, Marwan Ramadan and Fadi Ramadan received 2,199,680 shares of Common Stock, three trusts for the benefit of their children each received 416,640 shares of Common Stock, a trust beneficially owned by the Ramadans received 131,040 shares of Common Stock, Sandra Case received 357,000 shares of Common Stock and a trust for the benefit of Ms. Case's children received 63,000 shares of Common Stock for their respective interests in HMC LLC. In addition, Ms. Case holds an option to acquire 180,000 shares of Common Stock. Following the offering, the Principals will beneficially own approximately 56.5% of the Company's outstanding Common Stock. See "Certain Transactions" and "Principal Stockholders."



    HMC LLC was a limited liability company and, accordingly, did not pay federal corporate income taxes. Instead, the Principals are obligated to pay U.S. federal and certain state income taxes on their allocable portion of the income of HMC LLC prior to the Merger. HMC LLC and certain of the Foreign Entities periodically made various distributions to the Principals. Distributions to the Principals totaled approximately $2.0 million, $5.1 million, $4.0 million, and $1.7 million during the 1995, 1996 and 1997 fiscal years and the six months ended June 30, 1998, respectively. The Principals continued to receive their normal periodic distributions prior to the consummation of the Reorganization. See "Certain Transactions."

                                USE OF PROCEEDS


    The net proceeds of the Company from the sale of 3,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $26.7 million ($30.9 million if the Underwriters' overallotment option is exercised in full), assuming a public offering price of $10.00 and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.



    The Company intends to use the net proceeds from this offering as follows:
(i) distributions to the Principals of approximately $5.0 to $7.0 million related to the conversion of the Company from a limited liability company to a C corporation, consisting of undistributed earnings of HMC LLC as of the date of the Merger, amounts related to prepaid taxes accruing to the benefit of the Company and amounts related to foreign tax credits earned by the Principals with respect to the Company's operations, (ii) payment of the Company's outstanding indebtedness under its bank lines of credit of approximately $1.3 million and
(iii) working capital and other general corporate purposes. The Company declared these distributions to the Principals prior to the consummation of the Merger. One of the bank lines of credit provides for borrowings of up to $400,000, is due and payable April 1, 1999, and borrowings bear interest at the interest rate earned (6% at June 30, 1998) by the pledged $400,000 time deposit included in short term investments plus 2%. The second bank line of credit provides for borrowings of up to $1.0 million, is due and payable October 1, 1998, and bears interest at the bank's prime rate (8.5% at June 30, 1998) plus 2%. The Company may apply an undetermined portion of the net proceeds of this offering towards the acquisition of complementary businesses. The Company currently has no agreements or understandings with respect to any such acquisition. See "Reorganization," "Certain Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 4 of Notes to Consolidated Financial Statements.


    Additional purposes of this offering are to create a public market for the Company's Common Stock, to facilitate future access by the Company to the public equity markets and to enhance the Company's public image and credibility, particularly to potential hotels and other businesses as it continues to expand globally and attract new products and services for sale to its members.

    Management will retain a significant amount of discretion over the application of the net proceeds of the offering. Because of the number and variability of factors that determine the Company's use of the net proceeds of the offering, there can be no assurance that such application will not vary substantially from the Company's current intentions. Pending use of the net proceeds as set forth above, the Company intends to invest the net proceeds of the offering in short-term, investment-grade, interest bearing securities. See "Risk Factors--Broad Management Discretion Over Use of Proceeds."

                                DIVIDEND POLICY


    The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain all earnings for the operation and expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon the future earnings, results of operations, capital requirements and general financial condition of the Company and general business conditions, as well as such other factors as the Board of Directors may deem relevant. As a limited liability company, HMC LLC made substantial cash distributions to the Principals. The Principals continued to receive their normal periodic cash distributions prior to the consummation of the Reorganization, which are estimated to be in the following amounts from April 1, 1998 through July 31, 1998: Mokhtar Ramadan, $155,368; Fadi Ramadan, $138,704; Marwan Ramadan, $124,304; and Sandra Case, $88,732. See "Reorganization," "Use of Proceeds," "Certain Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION


    The following table sets forth the combined capitalization of the Company as of June 30, 1998 (i) on an actual basis after giving effect to the Reorganization, (ii) on a pro forma basis to reflect the estimated distribution of approximately $7.0 million to the Principals from the proceeds of this offering, the assumed conversion of the Subordinated Promissory Note as well as the recording of a net deferred tax asset of $877,000 as if the Company's change from a limited liability company to a C corporation had occurred June 30, 1998 and (iii) on a pro forma basis as adjusted to give effect to the sale of the shares of Common Stock being offered hereby (at an assumed public offering price of $10.00 per share) after deducting estimated underwriting discounts and commissions and offering expenses and the application of the net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this Prospectus.



                                                                              JUNE 30, 1998
                                                              ---------------------------------------------
                                                                                               PRO FORMA
                                                                 ACTUAL        PRO FORMA      AS ADJUSTED
                                                              -------------  --------------  --------------
                                                                             (In thousands)
Lines of credit and current portion of notes payable........  $       1,310  $        1,310
Notes payable...............................................          4,763           1,763    $    1,763
Distribution payable to stockholders........................                          7,000
Stockholders' equity (deficit) (1):
  Preferred Stock, $0.001 par value; 5,000,000 shares
    authorized; no shares issued and outstanding............
  Common Stock, $0.001 par value; 50,000,000 shares
    authorized; 8,400,000 shares issued and outstanding;
    12,000,000 shares issued and outstanding, pro forma;
    15,000,000 shares issued and outstanding, pro forma as
    adjusted................................................              8              12            15
  Additional paid-in capital................................                        (11,187)       15,510
  Accumulated deficit.......................................         (8,231)
  Accumulated other comprehensive income....................            (25)            (25)          (25)
    Total stockholders' equity (deficit)....................         (8,248)        (11,200)       15,500
                                                              -------------  --------------       -------
    Total capitalization....................................  $      (2,175) $       (1,127)   $   17,263
                                                              -------------  --------------       -------
                                                              -------------  --------------       -------


------------------------

(1) Excludes 1,500,000 shares of the Company's Common Stock reserved for issuance under the Company's 1998 Stock Option Plan, of which options for an aggregate of 817,140 shares of Common Stock were issued and outstanding as of June 30, 1998, and an option to purchase 180,000 shares of Common Stock. See "Management--Option Plan," "Certain Transactions" and Notes 6 and 10 of Notes to Consolidated Financial Statements.

                                    DILUTION


    The pro forma net tangible book value (deficit) of the Company as of June 30, 1998, after giving effect to the conversion of the Subordinated Promissory Note and the issuance of 3,600,000 shares of Common Stock upon such conversion, the distribution to the Principals of approximately $7.0 million from the proceeds of this offering, the recording of net deferred tax assets of $877,000 and the Reorganization, was $(12.1) million, or $(1.01) per share of Common Stock. Pro forma net tangible book value per share represents the Company's total pro forma tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in pro forma net tangible book value after June 30, 1998, other than to give effect to the sale of the shares of Common Stock offered hereby (at an assumed public offering price of $10.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company) the net tangible book value of the Company at June 30, 1998, would have been $14.6 million, or $0.97 per share of Common Stock. This represents an immediate dilution in net tangible book value of $9.03 per share to new investors purchasing shares of Common Stock in the offering and an immediate increase in net tangible book value of $1.98 per share to existing stockholders. The following table illustrates this per share dilution:



Assumed public offering price per share.....................             $   10.00
  Pro forma net tangible book value (deficit) per share
    before the offering.....................................  $   (1.01)
  Increase per share attributable to new public investors...       1.98
                                                              ---------
Pro forma net tangible book value per share after the
  offering..................................................                  0.97
                                                                         ---------
Dilution per share to new public investors..................             $    9.03
                                                                         ---------
                                                                         ---------



    The following table summarizes, on a pro forma basis as of June 30, 1998, the differences between existing stockholders (giving pro forma effect to the conversion of the Subordinated Promissory Note at its face value and the Reorganization), and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company (based upon, in the case of new investors, an assumed public offering price of $10.00 per share before deducting estimated underwriting discounts and commissions and offering expenses) and the average price per share paid:



                                                                                          AVERAGE
                                                                                           PRICE
                                                                                         PER SHARE
                                                                                        ------------
                                     SHARES PURCHASED          TOTAL CONSIDERATION
                                 -------------------------  --------------------------
                                    NUMBER       PERCENT       AMOUNT        PERCENT
                                 ------------  -----------  -------------  -----------
Existing stockholders (1)......    12,000,000          80%  $   3,000,000           8%    $     0.25
New investors..................     3,000,000          20      30,000,000          92     $    10.00
                                 ------------         ---   -------------         ---
    Total......................    15,000,000         100%     33,000,000         100%
                                 ------------         ---   -------------         ---
                                 ------------         ---   -------------         ---


------------------------

(1) If the Underwriters' over-allotment option is exercised in full, sales by the Company in this offering will reduce the number of shares of Common Stock held by existing stockholders to approximately 77.7% of the total shares of Common Stock outstanding after this offering and will increase the number of shares held by new investors to 3,450,000 or approximately 22.3% of the total shares of Common Stock outstanding after this offering. See "Underwriting."


    The foregoing table assumes no exercise of outstanding stock options after June 30, 1998. As of June 30, 1998, there were options outstanding to purchase a total of 997,140 shares of Common Stock, at a weighted average exercise price of $8.79 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. See "Management--Option Plan" and Notes 6 and 10 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated financial data set forth below at December 31, 1995, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 have been derived from the Consolidated Financial Statements of the Company, which statements have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected consolidated financial data at December 31, 1993 and 1994 and for each of the two years ended December 31, 1994 are derived from unaudited financial statements not included herein. The selected consolidated financial data at June 30, 1998 and for the six months ended June 30, 1997 and 1998 are derived from unaudited financial statements included elsewhere in this Prospectus, which, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for the unaudited interim periods. The data for the interim periods is not necessarily indicative of results that may be expected for any other interim period or for the year as a whole. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                                                    SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                       JUNE 30,
                                           -----------------------------------------------------  --------------------
                                             1993       1994       1995       1996       1997       1997       1998
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                         (In thousands, except share and per share data)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues.................................  $  24,458  $  23,893  $  21,199  $  27,297  $  31,906  $  15,828  $  15,884
Cost of revenues.........................     16,613     16,060     13,788     17,471     20,658     10,366     10,300
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross margin.............................      7,845      7,833      7,411      9,826     11,248      5,462      5,584
General and administrative costs.........      6,580      6,813      6,316      6,396      7,304      3,425      4,478
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income.........................      1,265      1,020      1,095      3,430      3,944      2,037      1,106
Interest expense.........................       (150)       (88)       (72)      (167)      (285)      (113)      (294)
Foreign currency transaction gain
  (loss).................................                              (83)        51        (46)       (25)        (9)
Other income (expense)...................         27        411         55        (43)        42         16          8
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income...............................  $   1,142  $   1,343  $     995  $   3,271  $   3,655  $   1,915  $     811
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income per share--Basic and
  diluted................................  $    0.14  $    0.17  $    0.12  $    0.39  $    0.43  $    0.23  $    0.10
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common shares:
    Basic................................  7,980,000  8,050,000  8,400,000  8,400,000  8,400,000  8,400,000  8,400,000
    Diluted..............................  7,980,000  8,050,000  8,400,000  8,400,000  8,427,000  8,400,000  8,562,000
Unaudited pro forma data (1):
  Unaudited pro forma net income.........                                              $   1,604             $     256
  Unaudited pro forma net income per
    share:
    Basic................................                                              $    0.17             $    0.02
    Diluted..............................                                              $    0.13             $    0.02
  Unaudited pro forma weighted average
    common shares:
    Basic................................                                              9,651,000             12,651,000
    Diluted..............................                                              12,678,000            12,813,000



                                                                          DECEMBER 31,
                                                      -----------------------------------------------------   JUNE 30,
                                                        1993       1994       1995       1996       1997        1998
                                                      ---------  ---------  ---------  ---------  ---------  -----------
                                                                                (In thousands)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...........................  $   1,433  $     589  $     577  $   1,694  $   2,840   $     908
Working capital (deficit)...........................     (3,215)    (4,516)    (5,588)    (5,534)    (3,856)     (5,710)
Total assets........................................      8,162      5,904      9,252     12,389     16,498      17,253
Long-term debt......................................        161         24          0      1,763      4,763       4,763
Stockholders' deficit...............................     (2,977)    (4,166)    (5,254)    (6,981)    (7,470)     (8,248)


--------------------------

(1) See Note 9 of Notes to Consolidated Financial Statements for a discussion of pro forma income statement data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    CERTAIN STATEMENTS SET FORTH BELOW CONSTITUTE "FORWARD-LOOKING STATEMENTS" INVOLVING KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, OR INDUSTRY RESULTS, TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS." THIS DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    Hospitality Marketing Concepts Inc. is a leading provider of membership programs for prestigious hotels and other businesses in international and domestic markets. The Company's hotel membership programs are designed to provide participating hotels with improved consumer loyalty, increased patronage, an additional channel for acquiring new customers and a more predictable recurring revenue stream from a growing base of individual members. The Company's marketing services address the growing needs of hotels and other businesses to increase profitability, leverage the marketing expertise and infrastructure of outside vendors and cost-effectively offer new and differentiated products and services to customers. Hotels and other businesses often lack the necessary marketing expertise and resources to address the needs and demands of multiethnic, international purchasing audiences whose languages and customs differ from those prevailing in the region in which they are located. The Company believes that its services address the needs of three constituencies: participating hotels, individual members and businesses in travel-related industries whose complementary products and services are offered through the Company's membership programs. As of June 30, 1998, the Company has established hotel membership programs and on-going marketing relationships with over 300 hotels in over 150 cities worldwide, including New York, Rome, London, Madrid, Hong Kong, Shanghai, Warsaw and Caracas.


    The Company derives substantially all of its revenues from the sale of membership programs for hotels in international markets. A portion of these membership fees (after deducting costs related to marketing the programs) paid by individual members is paid to the applicable participating hotels. The Company currently receives no revenue from participating hotels. These membership programs typically are provided pursuant to exclusive marketing contracts with participating hotels and hotel chains. Under these contracts, the Company assumes responsibility for the design, marketing and management of all aspects of each membership program, utilizing the Company's own marketing infrastructure to generate members for each program. Membership benefits are provided directly by participating hotels, subject to availability, and the Company has no obligation to guarantee any level of member usage of rooms or services. Members pay the hotels directly for their use of hotel facilities at the discounted rates offered by the hotels to program members. The Company's members are typically affluent individuals employed in top positions within small to medium-sized businesses and professional organizations. As a general matter, individuals may cancel a membership within ten days of initial commitment for a full refund. Historically, the Company has not experienced a significant number of such cancellations. Memberships are typically one year. Membership fees are typically billed to the members' credit card.

    Membership fees earned are recorded net of cancellations. Membership fees and related costs of acquisition are deferred and amortized as membership revenues on a straight-line basis over the membership period in order to provide a matching of revenue and expense with the service period. The Company's cost of revenues consists primarily of telemarketing payroll, hotel program fees, telephone costs, printing and distribution costs of membership materials and processing fees. The Company has frequently entered into hotel program fee arrangements as part of its hotel membership programs. Such arrangements typically involve the payment of a percentage of individual membership fees, after costs, to the participating hotel. The Company typically determines the percentage to be payable to the hotel on a case-by-case basis. Accordingly, any significant increase in the percentage of membership fees payable to participating hotels, as a result of relative bargaining power, increased competition or other factors, would reduce the Company's operating margins and could have a material adverse effect on the Company's business, financial condition and results of operations. In connection with its agreement with one hotel chain and the 102 participating hotels, the Company has provided, and may in the future provide other participating hotels with, lump-sum payments in lieu of hotel program fees. The Company may not be able to recover such amounts from resulting membership or other fees. Any material shortfall in anticipated or projected membership and related fees relating to such arrangements could have a material adverse effect on the Company's business, financial condition and results of operations.


    General and administrative expenses consist of management and administrative salaries and payroll-related costs, legal and accounting fees, travel, advertising and marketing, rent and other corporate overhead. The Company expects general and administrative expenses to increase in the future due to the hiring of additional personnel and the expansion of infrastructure necessary to continue offering its membership programs, the start-up costs of new programs and the introduction of new products and services. In addition, as a result of the Reorganization, the Company expects to incur salaries and related costs for the Principals.

    In certain geographic regions, the Company recently began offering a calling card and a co-branded credit card to members of its hotel membership programs. The Company expects the costs associated with these new products to increase in future periods. The costs associated with the Company calling card product include: the cost of calls (telecommunications expense); member acquisition costs, including telemarketing expenses, promotional materials and credit card processing fees; and general and administrative expenses, including salaries and payroll-related costs, legal and accounting fees, travel, advertising and marketing, rent and other corporate overhead. The costs associated with the Company's credit card program include salaries and payroll-related costs.


    In 1997, the Company generated 25.0%, 28.5%, 44.8% and 1.7% of its revenues in the American, European, Asian and Middle Eastern/North African regions, respectively. In all foreign operations, both revenues and expenses occur primarily in the functional currency of the foreign location in which the Company operates. Inflation and rapid fluctuations in inflation rates in a particular country have had, and may continue to have, an adverse effect on the marketability of the Company's membership programs in that country. In addition, the Company typically converts foreign currencies into U.S. dollars on a weekly basis. As a result of recent economic volatility in Asia, many currencies in the region have lost value relative to the U.S. dollar. Although the Company has experienced no material foreign currency transaction losses since the beginning of this currency crisis, the Company's operations in its Asia Region have been subject to a higher degree of economic instability, including the Company's operations in Indonesia, Hong Kong, Singapore, the Philippines and Malaysia. In addition, the Company's subsidiaries in Spain, Italy, France, Poland, the United Kingdom, Australia, Lebanon, Canada, Columbia and Venezuela operate in local currencies, and their results are translated into U.S. dollars. If the value of the U.S. dollar increases relative to foreign currencies, the Company's business, operating results and financial condition could be materially adversely affected. Fluctuations in currency rates in connection with currency conversions may affect the period to period comparisons of operating results. As of June 30, 1998, the Company did not engage in financial transactions intended to hedge against such foreign exposures. However, the Company may in the future undertake such transactions if management determines that it is necessary to offset such risks. There can be no assurance that any use of such hedging transactions will be sufficient to manage the risk of foreign currency fluctuations. See "Risk Factors--Risks Associated with International Operations" and "--Risks Associated with Currency Fluctuations and Inflation."



    Immediately prior to the commencement of the offering, HMC LLC merged with, and into, the Company, with the Company as the surviving entity. As a result of the merger, HMC Inc., Call Connect,

Inc. and each of the Foreign Entities continue to be operating subsidiaries of the Company. The Reorganization is structured as a tax-free reorganization. The accounting for the Reorganization is similar to the accounting for a pooling of interests, as it represents an exchange of equity interests among companies under common control.



    The Principals are obligated to pay U.S. federal and certain state income taxes on their allocable portion of the income of HMC LLC prior to the Merger. HMC LLC made various distributions to the Principals totalling approximately $2.0 million, $5.1 million, $4.0 million, and $1.7 million during the 1995, 1996 and 1997 fiscal years and the six months ended June 30, 1998, respectively. In connection with this offering, the Company expects to make distributions to the Principals of approximately $5.0 to $7.0 million related to the conversion of the Company from a limited liability company to a C corporation, consisting of undistributed earnings of HMC LLC as of the date of the Merger, amounts related to prepaid taxes accruing to the benefit of the Company and amounts related to foreign tax credits earned by the Principals with respect to the Company's operations. The Company declared these distributions to the Principals prior to the consummation of the Merger. The Principals continued to receive their normal periodic cash distributions prior to the consummation of the Reorganization. See "Reorganization," "Use of Proceeds," "Certain Transactions" and Note 9 of Notes to Consolidated Financial Statements.


RESULTS OF OPERATIONS

    The following table sets forth certain operating data of the Company expressed as a percentage of revenue:


                                                                                                            SIX MONTHS ENDED
                                                                             YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                         -------------------------------  --------------------
                                                                           1995       1996       1997       1997       1998
                                                                         ---------  ---------  ---------  ---------  ---------
Revenues...............................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues.......................................................       65.0       64.0       64.7       65.5       64.8
                                                                         ---------  ---------  ---------  ---------  ---------
  Gross margin.........................................................       35.0       36.0       35.3       34.5       35.2
General and administrative costs.......................................       29.8       23.4       22.9       21.6       28.2
Interest expense.......................................................       (0.3)      (0.6)      (0.9)      (0.7)      (1.9)
Foreign currency transaction gain (loss)...............................       (0.4)       0.2       (0.1)      (0.2)      (0.1)
Other income (expense).................................................        0.2       (0.2)       0.1        0.1        0.1
                                                                         ---------  ---------  ---------  ---------  ---------
  Net income...........................................................        4.7%      12.0%      11.5%      12.1%       5.1%
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------



SIX MONTHS ENDED JUNE 30, 1998 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 1997



    REVENUES. Revenues increased from $15.8 million for the six months ended June 30, 1997 to $15.9 million for the six months ended June 30, 1998. Membership increased to 239,627 at June 30, 1998 from 219,613 at June 30, 1997. During the six months ended June 30, 1998, management resources were invested in building infrastructure to address the growth experienced over the prior twelve months and to position the Company for anticipated growth, including strategically redeploying key operations personnel, hiring and training of additional program and operation managers, establishing new subsidiaries and exploring sources of additional capital for the Company.



    COST OF REVENUES. Cost of revenues decreased from $10.4 million for the six months ended June 30, 1997 to $10.3 million for the six months ended June 30, 1998, primarily as a result of operational efficiencies achieved through consolidation of call centers as the Company continued to establish permanent call centers to replace temporary, hotel-based, call centers in a number of strategic locations. As of June 30, 1998, the Company had 44 such permanent call centers (not including hotel-based call centers) as opposed to 21 at June 30, 1997.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative expenses increased from $3.4 million for the six months ended June 30, 1997 to $4.5 million for the six months ended June 30, 1998. This increase is primarily attributable to the hiring of additional corporate personnel, increased occupancy costs, travel costs and the hiring of personnel in connection with the introduction of the calling card product.



    INTEREST EXPENSE. Interest expense increased from $113,000 for the six months ended June 30, 1997 to $294,000 for the six months ended June 30, 1998. This increase is primarily attributable to an increase in the Company's outstanding indebtedness on its lines of credit and interest expense on the $3.0 million Subordinated Promissory Note.



    FOREIGN CURRENCY TRANSACTION GAIN (LOSS). Foreign currency transaction losses were $25,000 for the six months ended June 30, 1997 compared to transaction losses of $9,000 for the six months ended June 30, 1998.



    OTHER INCOME. Other income decreased from $16,000 for the six months ended June 30, 1997 to income of $8,000 for the six months ended June 30, 1998. Other income is comprised of nonoperating income and expenses.


YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUES. Revenues increased from $27.3 million for the year ended December 31, 1996 to $31.9 million for the year ended December 31, 1997. This increase in revenues is primarily attributable to the commencement of additional hotel membership programs in Asia, Italy and Lebanon resulting from contracts signed in the prior year. Membership increased to 235,570 at December 31, 1997 from 205,479 at December 31, 1996.

    COST OF REVENUES. Cost of revenues increased from $17.5 million for the year ended December 31, 1996 to $20.7 million for the year ended December 31, 1997. The increase is primarily attributable to the increased number of call centers and an increase in hotel program fees resulting from the increased number of hotel membership programs in Asia.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative expenses increased from $6.4 million for the year ended December 31, 1996 to $7.3 million for the year ended December 31, 1997. This increase is attributable to the addition of administrative personnel, increased travel costs due to the Company's geographic expansion in Asia, increased advertising and marketing costs and an increase in the provision for doubtful accounts.

    INTEREST EXPENSE. Interest expense increased from $167,000 for the year ended December 31, 1996 to $285,000 for the year ended December 31, 1997. This increase is primarily attributable to interest expense on the Original Partnership Note which was outstanding for a full year in 1997, but only six months in 1996.

    FOREIGN CURRENCY TRANSACTION GAIN (LOSS). Foreign currency transaction gains were $51,000 for the year ended December 31, 1996 as compared to foreign currency transaction losses of $46,000 for the year ended December 31, 1997.

    OTHER INCOME. Other income increased from expenses of $43,000 for the year ended December 31, 1996 to income of $42,000 for the year ended December 31, 1997.

YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUES. Revenues increased from $21.2 million for the year ended December 31, 1995 to $27.3 million for the year ended December 31, 1997. This increase is attributable to the commencement of additional hotel membership programs into new countries in Asia, including China, Singapore and Taiwan, as well as an increase in the number of members in its existing programs. Membership increased to 205,479 at December 31, 1996 from 130,136 at December 31, 1995.

    COST OF REVENUES. Cost of revenues increased from $13.8 million for the year ended December 31, 1995 to $17.5 million for the year ended December 31, 1996. This increase is attributable to new membership sales resulting from the increased number of call centers and an increase in hotel program fees resulting from the increased number of hotel membership programs in Asia.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative expenses increased from $6.3 million for the year ended December 31, 1995 to $6.4 million for the year ended December 31, 1996. This decrease as a percentage of revenue is attributable to the leveraging of fixed general and administrative costs as revenues increased from year to year.

    INTEREST EXPENSE. Interest expense increased from $72,000 for the year ended December 31, 1995 to $167,000 for the year ended December 31, 1996. This increase in interest expense is primarily attributable to interest expense on the Original Partnership Note which was made on July 1, 1996, and to increased borrowings on the Company's lines of credit.

    FOREIGN CURRENCY TRANSACTION GAIN (LOSS). Foreign currency transaction losses were $83,000 for the year ended December 31, 1995 compared to transaction gains of $51,000 for the year ended December 31, 1996.

    OTHER EXPENSE. Other expense increased from income of $55,000 for the year ended December 31, 1995 to expense of $43,000 for the year ended December 31, 1996.

QUARTERLY RESULTS


    The following tables present unaudited quarterly financial information for the ten quarters ended June 30, 1998. The information has been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements appearing elsewhere in this Prospectus and includes all necessary adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the unaudited quarterly results when read in conjunction with the audited consolidated financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus. These operating results for any quarter are not necessarily indicative of results that may be expected for any subsequent periods.

                                                                        QUARTER ENDED
                                  -----------------------------------------------------------------------------------------
                                   MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,     SEPT. 30,
                                     1996         1996         1996         1996         1997         1997         1997
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS)
Revenues........................   $   6,019    $   6,584    $   7,130    $   7,564    $   7,777    $   8,051    $   8,038
Cost of revenues................       3,729        4,181        4,599        4,962        5,155        5,211        5,170
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Gross margin..................       2,290        2,403        2,531        2,602        2,622        2,840        2,868
General and administrative
  costs.........................       1,703        1,612        1,682        1,399        1,477        1,948        1,680
Interest expense................         (39)         (40)         (42)         (46)         (58)         (55)         (67)
Foreign currency transaction
  gain (loss)...................          13           13           13           12          (28)           3          (27)
Other income (expense)..........           9            6          (30)         (28)          37          (21)          16
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income......................   $     570    $     770    $     790    $   1,141    $   1,096    $     819    $   1,110
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                   DEC. 31,     MARCH 31,    JUNE 30,
                                     1997         1998         1998
                                  -----------  -----------  -----------

Revenues........................   $   8,040    $   7,873    $   8,011
Cost of revenues................       5,122        5,033        5,267
                                  -----------  -----------  -----------
  Gross margin..................       2,918        2,840        2,744
General and administrative
  costs.........................       2,199        2,005        2,473
Interest expense................        (105)        (144)        (150)
Foreign currency transaction
  gain (loss)...................           6           33          (42)
Other income (expense)..........          10          (29)          37
                                  -----------  -----------  -----------
Net income......................   $     630    $     695    $     116
                                  -----------  -----------  -----------
                                  -----------  -----------  -----------


                                                                        QUARTER ENDED
                                  -----------------------------------------------------------------------------------------
                                   MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,     SEPT. 30,
                                     1996         1996         1996         1996         1997         1997         1997
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Revenues........................       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Cost of sales...................        62.0         63.5         64.5         65.6         66.3         64.7         64.3
                                       -----        -----        -----        -----        -----        -----        -----
  Gross margin..................        38.0         36.5         35.5         34.4         33.7         35.3         35.7
General and administrative
  costs.........................        28.3         24.5         23.6         18.5         19.0         24.2         20.9
Interest expense................        (0.6)        (0.6)        (0.6)        (0.6)        (0.7)        (0.7)        (0.8)
Foreign currency transaction
  gain (loss)...................         0.2          0.2          0.2          0.2         (0.4)         0.0         (0.4)
Other income (expense)..........         0.2          0.1         (0.4)        (0.4)         0.5         (0.2)         0.2
                                       -----        -----        -----        -----        -----        -----        -----
Net income......................         9.5%        11.7%        11.1%        15.1%        14.1%        10.2%        13.8%
                                       -----        -----        -----        -----        -----        -----        -----
                                       -----        -----        -----        -----        -----        -----        -----


                                   DEC. 31,     MARCH 31,    JUNE 30,
                                     1997         1998         1998
                                  -----------  -----------  -----------
Revenues........................       100.0%       100.0%       100.0%
Cost of sales...................        63.7         63.9         65.7
                                       -----        -----        -----
  Gross margin..................        36.3         36.1         34.3
General and administrative
  costs.........................        27.4         25.5         30.9
Interest expense................        (1.3)        (1.8)        (1.8)
Foreign currency transaction
  gain (loss)...................         0.1          0.4         (0.5)
Other income (expense)..........         0.1         (0.4)         0.4
                                       -----        -----        -----
Net income......................         7.8%         8.8%         1.5%
                                       -----        -----        -----
                                       -----        -----        -----


    Beginning in 1996, the Company grew its membership base by expanding its operations into certain Asian, European and Middle Eastern markets. As a result, revenues increased during each of the quarters in 1996 and the first and second quarters of 1997. For the second, third and fourth quarters of 1997, revenue stabilized as the Company shifted its focus from membership sales in established markets to developing programs in new markets. As the Company established operations in these new markets, management and sales personnel resources were repositioned from other markets to develop the new markets, strengthen operations and establish a permanent geographic presence. This caused a slight decline in revenues for the first quarter of 1998.


    Total costs of sales have generally increased in absolute dollars over the quarters presented due to the Company's increased operations in Asia, Europe and the Middle East and the costs associated with membership acquisition in these markets. As the number of membership programs in a particular country increases, the Company typically consolidates operations in that country by combining call centers, hiring additional managerial personnel and reallocating available human resources to new regions or countries. General and administrative expenses have been generally flat in absolute dollars during the quarters presented. However, these expenses in the fourth quarter of 1997 and the first two quarters of 1998 increased primarily because of additional hiring of key management personnel.


FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

    The Company believes that its future operating results may be subject to quarterly and annual fluctuations based on numerous factors, including general economic conditions and seasonal trends associated with the hotel industry. The Company's revenues and profits on a quarterly basis can be affected by such factors as: the number of additional members and renewals in a period; currency fluctuations, inflation and currency devaluation in countries with active membership programs; the number of new membership programs and cost of initiating and managing new membership programs, including the cost of hiring additional personnel and starting up new telemarketing offices in international markets; changes in the cost of or sales cycle associated with member procurement; scheduled payments to participating hotels; the mix of products and services offered by the Company; lack of acceptance of the Company's products and services by the Company's members and hotels or other businesses; holidays and vacation patterns; the cost, timing and significance of new product and service introductions by the Company and its competitors; the intensity of product and price competition; changes in operating expenses; changes in the demand for membership programs generally; changes in the Company's sales incentive strategy; personnel changes; unanticipated service interruptions; varying labor costs; and telecommunications and information technology installations and upgrades. Any one or more of these factors, many of which are beyond the Company's control, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, geographic regions may experience varying periods of seasonality, based on local holidays and customs. For example, the Company has historically experienced reduced performance in Europe in the third quarter. Due to the Company's revenue recognition policy, revenues from membership sales and the related costs are amortized over the 12-month term of such memberships, which may mask seasonality and other fluctuations. Increased revenues from the sale of other products and services may increase the degree to which the Company experiences seasonality and other fluctuations. Due to these factors, the Company believes period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as indicators of future results of operations.

    The Company's operating expenses are determined, in part, based on the Company's expectations of future revenue growth and are substantially fixed. As a result, unexpected changes in revenue levels will have a disproportionate effect on net income in any given period. Future acquisitions may have an adverse effect upon the Company's results of operation, particularly in quarters immediately following consummation of such transactions, while the operations of the acquired businesses are being integrated into the Company's operations. See "Risk Factors--Fluctuations in Operating Results; Seasonality."

LIQUIDITY AND CAPITAL RESOURCES


    Since inception, the Company has primarily funded operations through operating activities. Net cash provided by operating activities was $982,000 for the six months ended June 30, 1998 and $3.1 million for the year ended December 31, 1997. In connection with the ten year renewal of a hotel group marketing agreement, in 1997, the Company prepaid approximately $700,000 to a hotel group in lieu of future hotel revenue sharing payments.



    Deferred membership revenue, which includes cash already received or included in accounts receivable from membership sales, $15.0 million at June 30, 1998, $14.7 million at December 31, 1997 and $14.5 million at December 31, 1996, is amortized over the related membership period. Deferred membership acquisition costs, which include amounts already paid or included in trade accounts payable or accrued liabilities, was $10.0 million at June 30, 1998, $9.6 million at December 31, 1997 and $9.7 million at December 31, 1996 and is amortized as the related revenue is recognized.



    Capital expenditures were $511,000 for the six months ended June 30, 1998, $218,000 in fiscal 1997, $70,000 in fiscal 1996, and $42,000 in fiscal 1995.



    In November 1997, HMC LLC issued a Subordinated Promissory Note to Hospitality Partners, LLC, an unrelated third party, for $3.0 million, which matured on December 31, 2001. Interest was payable monthly at the applicable bank prime rate commencing after December 31, 1999. The Company was subject to certain financial covenants and restrictions under the terms of the Subordinated Promissory Note, including the proscription of principal payments with respect to the Original Partnership Note. The Subordinated Promissory Note converted into shares of Common Stock in the Merger prior to the commencement of this offering. See "Reorganization" and "Certain Transactions."

    In July 1996, the Company issued a note payable due to the Original Partnership for $1.8 million (the "Original Partnership Note"), which matures on January 1, 2002, for the purchase of all hotel contracts and related business assets held by the Original Partnership. Interest is payable monthly at 8% per annum. It is anticipated that this note payable will be repaid out of the proceeds of the offering. See "Reorganization," "Use of Proceeds" and "Certain Transactions."


    In September 1995, the Company established a line of credit with a bank. The line of credit provides for borrowings of up to $400,000, as amended, and is due and payable April 1, 1999. Borrowings bear interest at 2% above the interest rate earned (6.0% at June 30, 1998) and is secured by a pledged $400,000 time deposit included in short term investments. The line of credit is secured by substantially all of the assets of HMC Inc. and is guaranteed by three of the Company's stockholders. Amounts outstanding under the line of credit was $400,000 at June 30, 1998 and December 31, 1997. It is anticipated that amounts outstanding under this line of credit will be repaid out of proceeds of this offering. See "Use of Proceeds" and "Certain Transactions."



    In October 1997, the Company established an additional line of credit with the same bank for borrowings of up to $1.0 million. The line of credit bears interest at the bank's prime rate (8.5% at June 30, 1998) plus 2% and is due and payable on October 1, 1998. The line of credit is secured by substantially all of the assets of HMC Inc. Amounts outstanding under the line of credit at June 30, 1998 and December 31, 1997 were $829,000 and $702,000, respectively. It is anticipated that amounts outstanding under this line of credit will be repaid out of proceeds of this offering. See "Use of Proceeds."



    In April 1997, the Company issued a $143,000 promissory note payable to a bank. The note is due and payable April 1, 1999, as amended, and bears interest at 2% plus the bank's prime rate (8.5% at June 30, 1998) per annum. The Company is required to pay three principal payments of $25,000 plus accrued interest quarterly commencing July 1, 1997 and is required to pay a lump sum of $68,300 on April 1, 1999. The note is secured by substantially all of the assets of HMC LLC. It is anticipated that amounts outstanding under this note payable will be repaid out of proceeds of this offering. See "Use of Proceeds."


YEAR 2000

    Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company and third parties with which the Company does business rely on numerous computer programs in their day-to-day operations. The Company is evaluating the Year 2000 issue as it relates to the Company's internal computer systems and third party computer systems with which the Company interacts. The Company expects to incur internal staff costs as well as consulting and other expenses related to these issues; these costs will be expensed as incurred. In addition, the appropriate course of action may include replacement or an upgrade of certain systems or equipment at a substantial cost to the Company. There can be no assurance that the Year 2000 issues will be resolved in 1998 or 1999. The Company may incur significant costs in resolving its Year 2000 issues. If not resolved, this issue could have a significant adverse impact on the Company's business, financial condition and results of operations. See "Risk Factors--Year 2000."

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

    Recent pronouncements of the Financial Accounting Standards Board ("FASB") which are not required to be adopted until calendar 1998 and thereafter include the following Statements of Financial Accounting Standards ("SFAS"):

    SFAS Number 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income (all changes in equity during a period except those resulting from investments by and distributions to owners) and its components in the financial statements. This new standard was adopted by the Company effective January 1, 1998. The adoption of this standard did not have a significant impact on the Company's financial statements.

    SFAS Number 131, "Disclosure about Segments of an Enterprise and Related Information," which will be effective for the Company for the year ending December 31, 1998, establishes standards for reporting information about operating segments in the annual financial statements, selected information about operating segments in interim financial reports and disclosures about products and services, geographic areas and major customers. This new standard may require the Company to report financial information on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments, which may result in more detailed information in the notes to the Company's financial statements than is currently required and provided. The Company has not yet determined the effects, if any, of implementing SFAS Number 131 on its reporting of financial information.

                                    BUSINESS

    THE FOLLOWING BUSINESS SECTION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    Hospitality Marketing Concepts Inc. is a provider of membership programs for prestigious hotels and other businesses in international and domestic markets. The Company's revenues are primarily derived from annual membership fees paid by individuals, a portion of which fees (after deducting costs related to marketing the programs) is paid to the applicable participating hotels. The Company's hotel membership programs are designed to provide participating hotels with improved consumer loyalty, increased patronage, an additional channel for acquiring new customers and a more predictable recurring revenue stream from a growing base of individual members. The Company's marketing services address the growing needs of hotels and other businesses to increase profitability, leverage the marketing expertise and infrastructure of outside vendors and cost-effectively offer new and differentiated products and services to customers. Hotels and other businesses often lack the necessary marketing expertise and resources to address the needs and demands of multi-ethnic, international purchasing audiences whose languages and customs differ from those prevailing in the region in which they are located. The Company believes that its services address the needs of three constituencies: participating hotels, individual members and businesses in travel-related industries whose complementary products and services are offered through the Company's membership programs. As of June 30, 1998, the Company has established hotel membership programs and on-going marketing relationships with over 300 hotels in over 150 cities worldwide, including New York, Rome, London, Madrid, Hong Kong, Shanghai, Warsaw and Caracas.


INDUSTRY BACKGROUND

    As the global market for goods and services becomes increasingly competitive, businesses are endeavoring to strengthen relationships with existing customers, attract new customers and generate predictable recurring revenue streams from existing and new products and services. Accordingly, businesses have substantially increased the use of direct marketing methods to reach existing and potential customers. Direct marketing provides a convenient and cost-effective method of marketing a wide variety of goods and services, including lodging, dining, travel, telecommunications and financial products and services. Traditional direct marketing methods include direct mail, telemarketing, personal contact and the Internet's World Wide Web. According to a study commissioned by the Direct Marketing Association, sales revenue attributable to direct marketing in the United States was estimated to be $1.2 trillion in 1997 and is estimated to reach $1.8 trillion in 2002.

    Membership programs are one of the fastest growing segments of the direct marketing industry. Through membership programs, businesses typically offer discounted products and services, efficient purchasing procedures, special promotions for program members and access to customer service staffs. These programs can provide substantial benefits to the businesses that participate in such programs, individual members participating in the programs and other businesses offering products and services to program members. For the business participating in a program, the benefits can include new customers, increased consumer loyalty and awareness, and new revenue streams from products and services offered through the program. For the individual members, the benefits can include enhanced service and other benefits that offset or exceed the cost of membership. Through membership programs, other businesses can offer additional products and services to a captive and receptive purchasing audience. In most instances, membership programs offer businesses a cost-effective means to attract potential customers, retain existing customers and offer differentiated products and services.

    In the hospitality industry, hotels constantly seek ways to attract customers to fill their unoccupied rooms, utilize food and beverage services and use conference and banquet facilities. In many markets, four and five-star hotels offer facilities and restaurants which surpass other businesses offering similar services. As most hotels must depreciate the large capital investments made in building, acquiring or renovating new and existing properties, profitability relies on active patronage and utilization of all operations, including room occupancy and food and beverage purchases. To generate increased profitability, hotels market their facilities to traditional customers consisting of business and vacation travelers. To attract such customers, hotels often rely on conventional marketing methods such as corporate and mass advertising, hotel and other travel reward programs, sponsorship of travel organizations and word-of-mouth. These methods have had limited success, however, at significantly increasing consumer loyalty and retention because they attempt to influence the initial purchasing decision of the travelling customer and provide minimal incentives to use the hotels' facilities on a repeated basis. These methods have also had limited success at generating an active customer base of local residents, particularly those employed at small to medium-sized businesses who require access to the hotels' food and beverage, lodging and conference facilities.

    Many hotels and other businesses may lack the necessary marketing experience and resources to cost-effectively increase distribution of their products and services to international customers. In marketing their facilities, many hotels and businesses have a limited understanding of the needs and demands of local and international purchasing audiences as well as a limited knowledge of languages and customs outside the region in which they are located. In addition, qualified consumer information, including reliable contact, income and consumer preference information, often is not readily available or collected for use by third parties in international markets. This lack of qualified information often renders it difficult and expensive to market existing and new products and services effectively within local and international markets. In many international markets, hotels are seeking alternative methods to attract and retain a loyal base of customers who will frequent the hotels' facilities. These hotels are also striving to attract and retain a larger base of local customers to use the hotels' food and beverage facilities, book rooms for out of town guests and use the hotels' conference and banquet facilities for meetings and other events. Other businesses are also looking for new, cost-effective distribution channels for both existing and new products. The Company believes that there are significant opportunities for companies specializing in designing, marketing and managing effective membership programs that increase consumer loyalty and provide higher revenue for participating organizations.

THE HMC SOLUTION

    HMC designs, markets and manages membership programs for prestigious hotels and other businesses in international and domestic markets. The Company's hotel membership programs are designed to provide participating hotels with improved consumer loyalty, increased patronage, an additional channel for acquiring new customers and a more predictable recurring revenue stream from a growing base of individual members. The Company's marketing services address the increasing need of hotels and other businesses to increase profitability, leverage the marketing expertise and infrastructure of outside vendors and cost-effectively offer new and differentiated products and services to customers. In most instances, the Company's membership programs produce increased patronage and a more predictable recurring revenue stream that would be difficult for the hotel or business to achieve using its internal resources. The Company believes that its services address the needs of three constituencies: participating hotels; individual members and businesses in travel-related industries whose complementary products and services are offered through the Company's membership programs.


    As of June 30, 1998, the Company has established hotel membership programs and on-going marketing relationships with over 300 hotels in over 150 cities worldwide, including New York, Rome, London, Madrid, Hong Kong, Shanghai, Warsaw and Caracas. The Company selects prestigious, full-service hotels which are generally four or five-star or "best in town" and creates hotel membership programs which offer individual members a variety of benefits, including premium service, complimentary room nights, substantial discounts off published room rates and complimentary food and beverage privileges when dining with a guest at hotel restaurants. Approximately 175 of the Company's top participating hotels have agreed to honor reciprocal membership benefits to all members of local HMC membership programs through the Company's CLUBHOTEL-TM- program, a unique international network of four and five-star hotels such as the Shangri-La Mactan Island, Pan Pacific Kuala Lumpur, Victoria Intercontinental (Warsaw) and Husa Palace Barcelona. To establish its membership programs, the Company generally enters into exclusive marketing contracts with hotels. Under these contracts, the Company assumes responsibility for the design, marketing and management of all aspects of each membership program, utilizing its own marketing infrastructure to generate members for each program. The Company also provides ongoing marketing support services, including market research, customer service and membership renewal programs.

    The Company's marketing services and membership programs provide substantial benefits to participating hotels, individual members and businesses in travel-related industries whose products and services are offered through the Company's membership programs. The Company's services and programs are designed to provide participating hotels with increased patronage and consumer loyalty from both a local membership base and the Company's domestic and international membership base and a more predictable recurring revenue stream. Individual members of the Company's hotel membership programs have access to enhanced services and benefits which exceed the cost of membership. Such benefits are provided directly by participating hotels, subject to availability, and the Company has no obligation to guarantee any level of member usage of rooms or services. Members pay the hotels directly for their use of hotel facilities at the discounted rates offered by the hotels to program members. The Company also provides hotel and other businesses with local access to domestic and international markets and to a receptive purchasing audience of a growing base of individual members through an established distribution channel, consisting of a network of ongoing marketing relationships with over 300 hotels worldwide. Each telemarketing office is staffed with program managers who are familiar with the local language and customs. The Company manages membership programs and provides marketing services for participating hotels and businesses without a significant capital investment or commitment of managerial resources from such participating hotels and businesses. The Company believes that its services represent a high value alternative to membership programs created and marketed using the internal resources of the hotel or business or to membership programs created and marketed by other third parties.

STRATEGY

    HMC's objective is to become a leading provider of membership programs and marketing services to hotels and businesses and customers worldwide. The Company's strategy for achieving this objective includes the following key elements:

    EXPAND MEMBERSHIP PROGRAMS WITHIN HOTEL INDUSTRY. HMC intends to expand its presence in the hotel industry in selected countries within Europe, Asia/Pacific, Middle East/Africa and the Americas by offering additional local hotel membership programs for existing and new four and five-star hotels worldwide. The Company intends to capitalize on its accumulated marketing expertise, knowledge of the hotel industry and global marketing infrastructure to increase its active membership base, expand its presence in the hotel industry and design, market and manage other membership programs.

    ADVANCE THE HMC-SM- AND CLUBHOTEL-TM- BRANDS. In all aspects of its operations, including its membership programs, the quality of its participating hotels and its telemarketing and customer service personnel, the Company is committed to promoting HMC-SM- and CLUBHOTEL-TM- as names that represent premium hotel and travel-related services. The Company seeks to promote this brand image through additional membership programs with prestigious hotels, additional marketing relationships with leading third-party service providers offering complementary products and services, and an emphasis on high-quality, professional service. In addition, the Company believes that offering high-quality, complementary products and services in association with leading financial, telecommunication and other service providers will advance the HMC-SM- and CLUBHOTEL-TM- brands.

    CONSOLIDATE MARKETING INFRASTRUCTURE AND EXPAND DISTRIBUTION CHANNELS. The Company is committed to consolidating its marketing infrastructure and expanding its distribution channels to increase the efficiency and effectiveness of its marketing services, cost-effectively offer a greater number of products and services including membership programs and provide high-quality service to its participating hotels and businesses and members. The Company has established a global marketing infrastructure of locally-staffed telemarketing offices in approximately 30 countries worldwide. The Company intends to further develop its marketing infrastructure by consolidating and establishing permanent call centers, hiring additional program and operation managers in targeted geographic regions and enhancing its marketing training programs to ensure the highest quality of service and professionalism and to increase the number of qualified program and operations managers within the Company. The Company intends to develop additional distribution channels for its products and services, including marketing partnerships with major banks, credit card issuers and travel agencies. The Company also anticipates enhancing its technological infrastructure, including its member database, tracking and segmenting capabilities to provide effective solutions for participating hotels and businesses.

    OFFER COMPLEMENTARY PRODUCTS AND SERVICES. The Company intends to offer complementary products and services within travel-related industries, such as telephone and financial service products, to its members. The Company believes that its established relationship with its members, the prestige associated with its programs and its ability to discern the purchasing preferences of its members provide it with significant opportunities to attract and retain an actively purchasing, loyal customer base for such products and services. The Company also believes that its established marketing infrastructure and network of ongoing marketing relationships with over 300 hotels provides it with an effective distribution channel for such products and services. In certain geographic regions, the Company recently began offering a competitively-priced calling card and a co-branded credit card to members of its hotel membership programs. The Company expects to enter additional marketing relationships with third-party service providers to continue offering new products and services to a growing base of individual members.

    EXPAND PROPRIETARY MEMBERSHIP DATABASE. The Company intends to expand its proprietary membership database by adding new members, collecting additional information on existing members and identifying qualified prospects through member and hotel and business referrals. The Company also intends to augment its database through local research and marketing efforts and the purchase of customer lists, which the Company screens and qualifies. The Company believes that its membership database is among the most established and comprehensive available in certain international markets. The Company's database tracking and segmenting abilities allow it to discern individual member purchasing preferences and evaluate patronage across a hotel's facilities, including room and food and beverage purchases by individual members. Using this information, the Company believes that it is capable of offering membership programs and other products and services that address the needs of participating hotels and businesses and members.

HOTEL MEMBERSHIP PROGRAMS

    HMC designs, markets and manages membership programs for prestigious hotels and other businesses in markets worldwide. The Company's hotel membership programs are designed to provide participating hotels with improved consumer loyalty, increased patronage, an additional channel for acquiring new customers and a new and predictable recurring revenue stream from a growing base of individual members. In most instances, participating hotels receive benefits difficult for the hotels to achieve using the hotels' internal resources. The Company's hotel membership programs offer individual members a variety of benefits, including premium service, complimentary room nights, substantial discounts off published room rates and complimentary food and beverage privileges when dining with a guest at hotel restaurants. In certain programs, members also receive discounts on conference and banquet facilities at participating hotels. Individual members of the Company's hotel membership programs have access to enhanced service and benefits which exceed the cost of membership. Such benefits are provided directly by participating hotels, subject to availability, and the Company has no obligation to guarantee any level of member usage of rooms or services. Members pay the hotels directly for their use of hotel facilities at the discounted rates offered by the hotels to program members. As of June 30, 1998, the Company had membership programs for over 300 hotels in over 150 cities worldwide.


    The Company's services are provided pursuant to exclusive marketing contracts with participating hotels and hotel chains. Under these contracts, the Company assumes responsibility for the design, marketing and management of all aspects of each membership program, utilizing its own marketing infrastructure to generate members. The Company believes that its accumulated expertise and success in the hotel industry will enable it to continue offering high-quality membership programs to hotels and hotel chains worldwide. To establish a hotel membership program, the Company evaluates local market conditions and demands and designs program parameters, membership goals and prices for hotel management. Within the hotel industry, the Company chooses hotels which are rated with four or five stars by international hotel guides or which are "best-in-town." The benefits offered through each membership program are established based on each hotel's ability to provide the desired mix of services to members. Once the membership program has been designed, the Company identifies a potential purchasing audience of qualified member prospects, prepares outbound and inbound scripts, informs its telemarketing and managerial personnel of program parameters and initiates the sales process. The Company typically provides ongoing marketing support services, including market research, customer service and membership renewal programs. In certain instances, the Company assists hotels with marketing campaigns for special events and promotions.

    The Company's membership programs are designed to attract value-sensitive executives and professionals interested in premium service at local and international hotels. The Company's members are typically affluent individuals employed in the top positions within small to medium-sized businesses and professional organizations. To acquire members, the Company's marketing staff identifies qualified affluent individuals in targeted geographic regions and telephonically contacts such individuals to offer participation in a membership program. In many instances, the Company establishes a program office at the hotel site and may manage multi-location membership programs from a single site. The Company expands its membership base in a particular geographic region by establishing additional membership programs with hotels and hotel chains within that region. In many instances, once established within a particular region the Company will consolidate its marketing resources to establish a permanent marketing presence and achieve higher levels of efficiency.

    Upon enrollment in a membership program, a member receives a detailed information packet outlining the benefits provided by the program and an embossed membership card which contains the member's name and membership number. Membership information is often encoded on a magnetic strip on the back of the card to facilitate the efficient identification and tracking of each member. As a general matter, individuals may cancel a membership within ten days of initial commitment for a full refund. Memberships are typically one year. Membership fees are typically billed to the members' credit card. Renewals are generated by telemarketing personnel specifically trained in renewal sales. The Company also utilizes the renewal process to assess member satisfaction, update member information, gather additional member data and obtain referrals.

    The Company emphasizes professionalism and high-quality service in all of its programs. Each member of the Company's telemarketing and managerial staff has been trained to meet the sophisticated needs and profiles of the Company's members. In addition, each program office is staffed with personnel familiar with the local language and customs. The Company believes that on-going support and high-quality service encourages member renewals and referrals and strengthens member loyalty to the Company and the client. The Company assigns a local service representative to each membership program, provides customer service and assists members with problem resolution. The Company's customer service call centers are available to members via toll free telephone numbers. The Company also works closely with the hotels' customer service staffs to ensure that the hotels' representatives are knowledgeable in matters relating to the program.

PARTICIPATING HOTELS


    As of June 30, 1998, the Company had established hotel membership programs and on-going marketing relationships with over 300 hotels in over 150 cities worldwide, including New York, Rome, London, Madrid, Hong Kong, Shanghai, Warsaw and Caracas. These relationships provide the Company with additional members, significant cross-marketing opportunities for products and services within the hotel industry and a distribution channel for branded and co-branded products and services in travel related industries.


    The Company's programs include individual hotels and hotels belonging to leading hotel chains such as:

        Alhambra Palace (Granada)

        China World Shangri-La (Beijing)

        Dusit Nikko Manila (Manila)

        Eden Garden (Jahor Bahru)

        Edsa Shangri-La (Manila)

        Far Eastern Plaza Shangri-La (Taipei)

        Halcyon (London)

        Hanoi Horison (Hanoi)

        Hotel Barchetta Excelsior (Como)

        Hotel Michelangelo (Milan)

        Husa Princesa (Madrid)

        Husa Palace Barcelona (Barcelona)

        Jakarta Hilton (Jakarta)

        Jolly Hotel Vittorio Veneto (Rome)

        Kowloon Shangri-La (Hong Kong)

        Minneapolis Hilton (Minneapolis)

        Oriental Singapore (Singapore)

        Pacific Star Guam (Guam)

        Pan Pacific Kuala Lumpur (Kuala Lumpur)

        Pan Pacific Singapore (Singapore)

        Real Santander (Santander)

        Regina Hotel Baglioni (Rome)

        Royal Carlton Hotel (Bologna)

        Shanghai Hilton (Shanghai)

        Shangri-La Mactan Island (Cebu Island)

        Sidi Saler (Valencia)

        Son Vida (Mallorca)

        Victoria Intercontinental (Warsaw)

    Approximately 175 of the Company's top participating hotels are affiliated with the Company's CLUBHOTEL-TM- network, a unique international network of hotels in approximately 30 countries worldwide. Through CLUBHOTEL-TM-, participating hotels honor reciprocal membership benefits nationally and internationally. All members of local hotel membership programs are automatically enrolled into the CLUBHOTEL-TM- program. The Company also offers CLUBHOTEL-TM- memberships directly to individuals outside of a specific hotel membership program. The Company believes that its CLUBHOTEL-TM- network enhances the value and prestige of its local hotel membership programs and encourages consumer loyalty and increased patronage by extending local membership benefits to participating hotels of similar quality in other markets.

OTHER PRODUCTS AND SERVICES

    The Company offers complementary products and services to its members.

    CALLING CARD

    The Company recently began offering a competitively-priced calling card to members of its hotel membership programs. The Company's marketing strategy for its calling card product consists of dedicated telemarketing efforts and other direct marketing methods to selected potential purchasers within its database. The Company intends to continue to promote the calling card through new and existing points of contact within its membership programs. The Company has also identified potential distribution channels for the calling card outside of existing membership programs, such as marketing agreements with major banks and credit card issuers, auto clubs and international student exchange programs. The Company plans to target the international markets because it believes that calling cards, as opposed to prepaid telephone cards, are less familiar and available outside North America and represent a substantial opportunity for the Company's calling card product.

    The Company provides card production, billing and marketing for its Call Connect-TM- calling card. Calling card charges are billed to members' credit cards and processed based on preset increments and monthly invoices. Long distance and customer service is provided by Sprint, which provides multiple functions in order to meet the members' international business calling needs. The Company's agreement with Sprint Communications Corporation, LLC (a division of Sprint) has a 33-month term from January 1998 and certain minimum usage requirements. The Company's rates vary based on usage levels during specified periods. Under the Agreement, the Company must use Sprint as its primary domestic carrier and exclusive international carrier.

    CREDIT CARD

    The Company recently began offering a co-branded VISA credit card with Standard Chartered Bank in Malaysia. The Company will receive a percentage of all card charges and promotional fees from use of the card. This credit card will be offered to CLUBHOTEL-TM- members in Malaysia. Standard Chartered Bank will handle all collections, bear all operation costs and retain all bad debt exposure. The Company may also enter into similar marketing partnerships to offer credit cards in other countries in which the Company currently operates.

MARKETING PARTNERS

    The Company has recently entered into marketing agreements with several businesses offering complementary products and services in travel-related industries, including Halcon Viajes S.A. and Standard Chartered Bank. Historically, the Company has selected premier providers within its core hotel industry and within industries which provide complementary products. The industries it has selected to date offer products that the Company believes its existing membership will find valuable and will be likely to utilize. Partners may also have an existing, established and qualified constituency to which the Company will offer its own products and future products. Targeting this type of marketing partner affords the Company benefits, including: access to an established list of potential members through the marketing partners' databases to whom it can market existing and future product offerings; high-quality service providers; immediate presence in new industries and an increase in the Company's distribution network through such marketing partners' existing channels.

MEMBERSHIP DATABASE


    As of June 30, 1998, the Company had a proprietary, qualified database of approximately 1.9 million persons, generally consisting of affluent professionals and executives of small to medium-sized businesses, resident primarily in international markets, which the Company has accumulated over the last five years. Of this database, approximately 580,000 of such persons are current or former members of hotel membership programs for which the Company collects detailed demographic and contact data, including the industry in which the member is employed, size of business, title, income, marital status and frequent travel destinations. The Company believes that its local hotel club members represent a receptive purchasing audience for both existing and new products and services.


    The Company regularly augments the information in its database with transactional data received from the use of the Company's membership cards, member renewals and referrals, information from marketing partners and data from its own information acquisition efforts. Transactional data is also collected by participating hotels as members purchase food and beverage, rooms and take advantage of other benefits at participating hotels. The information contained in its database provides the Company with insight into the travel and purchasing preferences of its members and allows the Company to design effective marketing programs to offer new membership programs, products and services. The information also allows the Company to cost-effectively target a receptive audience within its database and offer products and services that address the needs of its members.

    In international markets, the Company accumulates demographic and transactional consumer information not readily available from other sources. Together with the Company's overall marketing expertise, this information allows the Company to effectively target specific purchasing audiences and design effective marketing and membership programs offering unique combinations of its participating hotels and businesses products and services. Upon its entry into a market, the Company acquires available information from purchased lists and business directories, if available, which are then qualified by the Company's local or regional telemarketing teams. The Company's telemarketing personnel verify such information with prospective members and obtain additional information and member referrals. In many international markets, purchased lists and business directories are unavailable or insufficient. In such markets, the Company conducts local area market research, followed by screening and list qualification. Demographic, contact and other information is also updated as part of the Company's renewal programs. The Company believes that this database contains transactional profiles of affluent persons and is among the most established and extensive of such databases available in certain international markets.

TECHNOLOGY

    The Company has invested substantially in a management information system to allow it to operate its business more efficiently and productively. The Company regularly receives new member information from its local and regional call centers, and the system routes that data to other Company facilities for member fulfillment and allows the Company to mail member information kits to new members rapidly. The system also receives transactional data from the Company's participating hotels and businesses on a regular basis, permitting the Company to update the member profile information.

    The Company's telecommunications system monitors the performance quality of its customer service representatives and other aspects of its business. In addition, the Company's marketing staff use the Company's database to review and analyze lists of prospective and current members, in order to determine which are most likely to respond to the Company's products and services.

GOVERNMENT REGULATION

    The Company primarily markets its membership programs through its local and regional telemarketers. The telemarketing industry has become subject to an increasing amount of foreign, federal and state regulation in recent years, including limitations on the hours during which telemarketers may call consumers and prohibitions on the use of automated telephone dialing equipment to call certain telephone numbers. The Company is also subject to various foreign, federal and state regulations concerning the collection, distribution and use of information regarding individuals, including the recently promulgated FCC regulations implementing Section 222 of the Communications Act of 1934, as amended, regarding the use of CPNI. Compliance with these laws and regulations is generally the responsibility of the Company even where it uses agents to conduct the telemarketing, and the Company could be subject to a variety of enforcement or private actions for any failure to comply with such regulations, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, growing concern about privacy and the collection, distribution and use of information about individuals has led to self-regulation of such practices by the direct marketing industry and to increased governmental regulation. The DMA, the leading trade association of direct marketers, has adopted guidelines regarding the fair use of such information which it recommends participants in the direct marketing industry follow. Although the Company's compliance with the DMA's guidelines and applicable foreign, federal and state regulations has not had a material adverse effect on the Company, no assurance can be made that the DMA will not adopt additional guidelines or that additional foreign, federal or state laws or regulations (including antitrust and consumer privacy laws) will not be enacted or applied to the Company or participating hotels and businesses and marketing partners. Any such guidelines, laws or regulations could adversely affect the ability of the Company to collect and distribute consumer information, increase the cost to the Company of collecting certain kinds of information, preclude the use by direct marketers of information that the Company could lawfully collect or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. To the extent the Company's participating hotels and other businesses do not comply with such guidelines, laws or regulations, the Company may incur liabilities, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's calling card operations are subject to foreign, federal and state government regulation of long distance telephone services. The Company is regulated at the federal level by the FCC. The Company is required to maintain an authorization issued by the FCC, in connection with its international calling card service, and the Company is in the process of obtaining such an authorization. In addition, the FCC has required carriers to maintain both domestic and international tariffs for services containing the currently-effective rates, terms and conditions of service. The FCC has, however, eliminated the tariffing requirement for domestic interstate non-dominant carriers, and indeed prohibited the filing of such tariffs, but a federal court of appeals has stayed the effectiveness of this detariffing order pending appeal and the FCC's resolution of several petitions for reconsideration. There can be no assurance of the outcome of these proceedings. If the Company must negotiate individual contracts with each of its calling card customers, it could have a material adverse effect on the Company's business, financial condition and results of operations.

    Any intrastate long distance telecommunications operations of the Company are also subject to various state laws and regulations, including prior certification, notification or registration requirements. Although the Company does not intend to market its calling cards for intrastate use, there can be no guarantee that customers will not use the calling cards for this purpose. For any intrastate services, the Company generally must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states. In most of these jurisdictions, the Company must file and obtain prior regulatory approval of tariffs for intrastate services. In addition, the Company must update or amend the tariffs and, in some cases, the certificates of public convenience and necessity when rates are adjusted or new products are added to the long distance services offered by the Company. If the Company becomes aware that intrastate calling is occurring, the Company intends to comply with the applicable regulatory requirements. The FCC and numerous state agencies also impose prior-approval requirements on transfers of control, including corporate reorganizations, and assignments of certain regulatory authorizations.

    If the federal and state regulations governing the fees to be charged for the origination and termination of calls by long-distance subscribers (such as the Company's consumers) change, particularly if such regulations are changed to allow variable pricing of such access fees based upon volume, such changes could have a material adverse effect on the Company's business, financial condition and results of operations.

    The FCC recently adopted a regulation which requires interexchange carriers to compensate payphone providers for each toll-free number call placed. The regulation allows such carriers to seek to recover these charges from their customers, including through future contractual provisions with customers such as the Company. The FCC rules required that, on an interim basis through October 1997, the interexchange carriers compensate payphone providers an amount equivalent to $0.35 per call. On July 1, 1997, the D.C. Circuit upheld the method of "carrier pays" for recovery of payphone compensation, but found the $0.35 per call charge and interim payphone compensation plan was arbitrary and capricious. The payphone compensation rules were remanded to the FCC for reconsideration and the FCC subsequently adjusted the compensation amount to $0.284 per call. On appeal, the D.C. Circuit again found this amount to be arbitrary and capricious and remanded the revised rules to the FCC for further explanation. On an interim basis, the compensation scheme adopted by the FCC remains in effect until the FCC concludes its evaluation of these issues. The FCC and D.C. Circuit have noted that the compensation scheme is subject to retroactive adjustment, if the FCC considers such an adjustment appropriate. In addition, carriers such as the Company that provide domestic interstate services to end users must pay a fee each month for U.S. universal service funding, which supports telecommunications services in remote areas of the U.S. and also certain services used by schools and libraries. Currently, the Company must contribute approximately 4% of its annual end user revenue (including both domestic, interstate and international revenues). The Company is unable to predict any changes in the level of this contribution or whether any such changes could have a material adverse effect on the Company. The Company is unable to predict whether this regulation or other potential changes in the regulatory environment could have a material adverse effect on the Company. See "Risk Factors--Risks Associated with Government Regulation."

COMPETITION

    Competition in the membership program and direct marketing industry is intense. The Company faces direct and indirect competition from a number of sources and expects to experience increased competition in the future. The Company competes with the internal marketing programs of participating hotels and prospective hotels. For example, certain hotels have frequent guest programs that may expand to offer benefits to their members similar to the Company's hotel membership programs. Accordingly, there can be no assurance that current and future participating hotels will not elect to conduct all or a significant portion of their marketing efforts internally. The Company also competes with marketing services companies that employ a loyalty-driven marketing model similar to the one developed by the Company, but which focus on a broader array of membership programs. Companies such as Cendant Corporation and MemberWorks Incorporated provide membership programs in the travel, dining and retail industries. The Company's other competitors include a number of smaller, regional providers, large retailers, travel agencies, financial institutions, credit card issuers and other organizations that offer benefit programs to their customers and may eventually include third-party service providers with whom the Company has established marketing relationships. Such competitors may have greater financial, personnel and marketing resources, greater name recognition and larger customer bases than the Company. There can be no assurance that the Company's competitors will not increase their emphasis on offering products and services similar to those offered by the Company or begin offering products and services that would be in direct competition with those which the Company may want to offer in the future. There also can be no assurance that competitors will not develop and successfully introduce competitive products and services, that the introduction of such products and services will not cause a reduction in the price at which the Company offers its products and services or that the Company will be able to compete successfully for both members and participating hotels with any of these existing or potential competitors.

    Competition for customers in the calling card product segment is highly competitive, and the technology provided is rapidly evolving and subject to constant change. Today there are numerous companies offering calling cards, including companies such as AT&T Corp., British Telecom, MCI Communications Corporation, Sprint/Global One and several other local and regional international telephone companies, which are substantially larger than the Company and have greater financial, personnel and marketing resources, greater name recognition, and larger customer bases than the Company. These advantages and contractual notice requirements restricting the Company's ability to change pricing unilaterally may afford the Company's competition with more pricing flexibility than the Company. The ability of the Company to compete effectively in the telecommunication services market will depend upon the Company's continued ability to provide access to high-quality services at prices generally competitive with, or lower than, those charged by its competitors. There is no assurance that the Company will be able to respond quickly and efficiently to any changes in prices charged by such competitors. There can be no assurance that competition from existing or new competitors or a decrease in the rates charged for telecommunication services by major long distance carriers or other competitors would not have a material adverse effect on the Company's business, financial condition or results of operations.

    The Company's management believes that it competes in the hotel industry primarily on the basis of its demonstrated ability to attract consumers, ability to identify, develop and offer innovative marketing programs, reputation for quality, cost, international presence, technological expertise and the ability to promptly provide hotels with customized solutions to their sales and marketing needs, without diverting management from its core business focus. See "Risk Factors--Competition."

EMPLOYEES


    As of June 30, 1998, the Company employed 149 persons on a full-time basis and 850 on a part-time or temporary basis. In a number of foreign countries in which the Company operates, the Company often employs personnel through temporary agencies. None of the Company's employees are represented by a labor union. The Company believes that its employee relations are good.


FACILITIES

    The Company operates locally on-site in its participating hotels' facilities in over 30 countries and maintains regional corporate offices on leased premises in 11 countries. The on-site locations are provided by the participating hotels without charge for telemarketing and membership services. The regional offices house membership services representatives, operations personnel and telemarketing personnel, principally engaged in renewal solicitations. These facilities range from approximately 100 square feet to 3,400 square feet.

    The Company leases space in Irvine, California as the Company's corporate headquarters and main computer and telecommunications systems center. See "Certain Transactions." The Company's lease agreement is for a term of three years expiring in 2001 and covers approximately 13,100 square feet. The Company leases approximately 1,300 square feet for its corporate office in Singapore pursuant to a lease agreement with a term expiring in the year 2000. The Company also leases approximately 3,100 square feet for its corporate office in Madrid, Spain pursuant to a lease agreement expiring August 1, 2001.

LEGAL PROCEEDINGS

    From time to time, the Company may be involved in litigation or in settlement proceedings relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, is likely to have a material adverse effect on the Company's business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES


    The following table sets forth certain information with respect to the directors, executive officers and certain key employees of the Company as of June 30, 1998:



NAME                                          AGE      POSITION(S)
----------------------------------------      ---      ------------------------------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS
  Mokhtar Ramadan.......................          42   Chairman of the Board, President and Chief Executive Officer
  Philip G. Hirsch......................          45   Senior Vice President, Finance, Chief Financial Officer, Treasurer
                                                         and Director
  Olaf Isachsen(1)(2)...................          65   Director Nominee
  Frans Van Steenbrugge.................          43   Senior Vice President, General Manager--Telecom
  Fadi Ramadan..........................          37   Senior Vice President, Americas, and Director
  Sandra Case...........................          36   Senior Vice President, Asia/Pacific
  Marwan Ramadan........................          39   Senior Vice President, Europe/Middle East and Africa

KEY EMPLOYEES
  Edmundo Iglesias......................          47   Vice President, Sales and Marketing, Europe
  Arturo Tolasi.........................          49   Vice President, Area Director Asia/Pacific


------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

    MOKHTAR RAMADAN, a co-founder of the Company, has served as Chief Executive Officer and Director of the Company since its inception. From 1987 to 1988, Mr. Ramadan served as Director of Sales and Marketing for Compaq Computer GmbH. From 1980 to 1986, Mr. Ramadan was Product Marketing Manager for Texas Instruments France. Mr. Ramadan received B.A. degrees in Business Administration and Electronic Engineering from Seattle Pacific University and a M.B.A. degree from Pacific Lutheran University.

    PHILIP G. HIRSCH has served as Chief Financial Officer, Group Vice President, Finance, and Treasurer of the Company since April 1998 and was promoted to Senior Vice President and Director in May 1998. From 1987 to March 1998, Mr. Hirsch was with Price Waterhouse LLP, an independent accounting firm, most recently as Managing Partner of its Century City, California office. From July 1990 through June 1995, he was the partner in charge of its west region transaction support (mergers and acquisitions) practice. Mr. Hirsch received a B.A. degree in political science from the University of Pennsylvania, a B.S. degree in finance from The Wharton School and a Masters degree in management and accounting from the Kellogg Graduate School of Management at Northwestern University and is a Certified Public Accountant.

    OLAF ISACHSEN will become a Director subsequent to the consummation of this offering. From 1978 to present, Mr. Isachsen has served as Chairman and Senior Consultant of the Institute for Management Development, a private consulting firm specializing in organizational development. He has also served as Associate Professor at California Polytechnic Institute and Visiting Professor at Stanford University. He received an MBA degree from Harvard University and a Ph.D. from Michigan State University.

    FRANS VAN STEENBRUGGE has served as Group Vice President/General Manager--Telecom of the Company since January 1998 and was promoted to Senior Vice President in May 1998. From 1996 to 1997, Mr. Van Steenbrugge served as Managing Director of France Telecom Mobile Services. From 1994 to 1995, Mr. Van Steenbrugge provided management consulting services in human resources, telecommunications and financial services. From 1978 to 1994, Mr. Van Steenbrugge held various senior positions for American

Express, most recently serving as Vice President and General Manager of Travel Related Services for several European regions.

    FADI RAMADAN, a co-founder of the Company, has served as Group Vice President, Americas, since 1997 and a Director since its inception and was promoted to Senior Vice President in May 1998. From 1992 to 1996, Mr. Ramadan served as Group Vice President, Europe/Middle East & Africa. From 1988 to 1991, Mr. Ramadan served as Vice President of Operations. Prior to joining the Company, Mr. Ramadan worked for National Marketing Concepts, serving as Manager of Sales and, later, as Director of Operations worldwide.

    SANDRA CASE has served as Group Vice President, Asia/Pacific, of the Company since 1995 and was promoted to Senior Vice President in May 1998. From 1988 to 1993, Ms. Case served as Director of Sales and Marketing, and in 1994 she was promoted to Vice President. Prior to joining the Company, Ms. Case worked for Commonwealth Hospitality as a senior executive in the sales and marketing division. Ms. Case received a B.A. degree in History from Memorial & St. Mary's University in Canada.

    MARWAN RAMADAN, a co-founder of the Company, has served as Group Vice President, Europe/Middle East and Africa, of the Company since 1997 and was promoted to Senior Vice President in May 1998. From 1994 to 1996, Mr. Ramadan served as the Company's Group Vice President, Americas. From 1988 to 1993, Mr. Ramadan led the Company's international expansion efforts, initially focusing on Canada and Europe. Prior to joining the Company, Mr. Ramadan operated a private consulting firm. Mr. Ramadan received his Dottore degree in economics from the University of Bologna, Italy.

    EDMUNDO IGLESIAS has served as Vice President, Sales and Marketing, Europe of the Company since April 1997. From 1973 to 1996, Mr. Iglesias worked with Melia Hotels, serving as general manager of various hotels and, most recently, as director of marketing and sales of Southeast Asia. Mr. Iglesias received a M.B.A. degree from Brussels University.

    ARTURO TOLASI has served as Vice President, Area Director Asia/Pacific of the Company since April 1998. From 1992 to 1997, Mr. Tolasi worked with Interesidence SpA, an Italian hotel group controlled by Premafin Holding, serving as a Managing Director. From 1971 to 1991, Mr. Tolasi held various positions with Hilton International, most recently serving as Area Director of Food & Beverage for South America, Central America and the Caribbean. From 1966 to 1970, Mr. Tolasi held various positions in the hotel industry in Germany.

BOARD OF DIRECTORS AND COMMITTEES

    The Company's Certificate of Incorporation and Bylaws provide that the number of members of the Company's Board of Directors shall be determined by the Board of Directors. The number of directors is currently three. The Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that time are elected to hold office for a term of three years and until their respective successors are elected and qualified. The terms of office expire at the Company's annual meeting in the year indicated: Mokhtar Ramadan and Olaf Isachsen--2001; Philip Hirsch and an Outside Director-- 2000; and Fadi Ramadan--1999. The Company intends to appoint two additional directors (the "Outside Directors"). Mr. Isachsen will be appointed immediately following the consummation of this offering and the remaining Outside Director will be appointed within the next six months. Such Outside Directors will be appointed to serve on the Audit and Compensation Committees and will not be employed by the Company nor affiliated with the Company's Founding Stockholders. All of the officers identified above serve at the discretion of the Board of Directors of the Company. Messrs. Mokhtar Ramadan, Marwan Ramadan and Fadi Ramadan are brothers.

    Although Hospitality Partners, LLC has the right until the consummation of the offering to elect one director of the Company under the terms of the Loan and Investment Agreement relating to the Subordinated Promissory Note, Hospitality Partners, LLC has waived this right.

    The Company's Board of Directors has not established a Compensation Committee or an Audit Committee, but intends to do so upon appointment of the Outside Directors. The Compensation Committee will consist of the Outside Directors. The principal functions of the Compensation Committee will be to review and determine executive compensation and to administer the Company's 1998 Stock Option Plan. The Audit Committee will consist of the Outside Directors. The Audit Committee will make recommendations to the Board concerning the engagement of independent auditors, review the auditing engagement, its results and the Company's internal accounting controls, and direct investigations into matters within the scope of its functions. The Board of Directors does not have a nominating committee. However, the Board of Directors will consider nomination recommendations from stockholders, which should be addressed to the Company's Secretary at its principal executive offices.

DIRECTOR COMPENSATION

    Directors do not currently receive any cash compensation from the Company for their services as members of the Board of Directors, although they are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.

EXECUTIVE COMPENSATION


    None of the Company's executive officers received any salary or bonus in 1997. HMC LLC was a limited liability company of which the executive officers who held such offices in 1997 were all members. Consequently, such persons received equity distributions from HMC LLC instead of employment compensation. The following table indicates the equity distributions received by the Company's executive officers in 1997 and their salary following consummation of this offering.


                                                                                     1997 EQUITY     1998 SALARY
                                                                                    DISTRIBUTIONS       (POST-
NAME AND PRINCIPAL POSITION                                                              (1)         OFFERING)(2)
---------------------------------------------------------------------------------  ---------------  --------------
Mokhtar Ramadan,
  Chairman of the Board, President and Chief Executive Officer...................   $   1,147,205    $    300,000

Philip G. Hirsch, (3)
  Senior Vice President, Finance, Treasurer and Chief Financial Officer..........             N/A    $    175,000

Frans Van Steenbrugge, (4)
  Senior Vice President, General Manager--Telecom................................             N/A    $    125,000

Fadi Ramadan,
  Senior Vice President, Americas................................................   $   1,381,047    $    250,000

Sandra Case,
  Senior Vice President, Asia/Pacific............................................   $     325,461    $    225,000

Marwan Ramadan,
  Senior Vice President, Europe/Middle East and Africa...........................   $   1,155,529    $    250,000

------------------------

(1) Includes the following business-related expenses: $100,521, $44,497, $23,288 and $60,651 paid in annual premiums on insurance policies for Mokhtar Ramadan, Fadi Ramadan, Sandra Case and Marwan Ramadan; $36,341 relating to housing in Singapore for Sandra Case, $29,365 and $20,975 relating to housing in France for Fadi Ramadan and Marwan Ramadan, respectively, and car allowances of $13,494, $18,128 and $7,324, respectively, for Mokhtar Ramadan, Fadi Ramadan and

    Marwan Ramadan. In addition, Ms. Case has an option to purchase 180,000 shares of Common Stock, with an exercise price of $1.00 per share. See "Certain Transactions."

(2) In addition to the salary amount, Mr. Hirsch is entitled to a guaranteed bonus of $75,000 under his employment contract with the Company and Mr. Van Steenbrugge is entitled to receive an annual bonus equal to 1% for the first year, and 1/2% for each year thereafter, of net revenues of Call Connect, Inc., a wholly-owned subsidiary of the Company. The other executive officers are eligible for an annual bonus at the discretion of the Company's Board of Directors. See "--Employment Agreements."

(3) Mr. Hirsch joined the Company in April 1998.

(4) Mr. Van Steenbrugge joined the Company in January 1998.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with all of its executive officers and key employees. The agreements with the executive officers have three year terms. Pursuant to these agreements, the executive officers receive base salary in the amount of $300,000, $175,000, $125,000, $250,000, $225,000 and $250,000, for each of Mokhtar Ramadan, Philip Hirsch, Frans Van Steenbrugge, Fadi Ramadan, Sandra Case and Marwan Ramadan, respectively. The executive officers will be eligible to receive annual bonuses, at the sole discretion of the Board; provided, that Philip Hirsch will receive a minimum bonus of $75,000, and Frans Van Steenbrugge is entitled to receive an annual bonus equal to 1% for the first year, and 1/2% for each year thereafter, of net revenues of Call Connect, Inc.

    If any agreement is terminated prior to its expiration for cause (as defined) or upon death or disability, the Company must pay the executive officer accrued salary, pro rata vacation, reimbursable expenses and certain other benefits; provided, that in the case of a Principal's termination due to disability, the Company continues to pay base salary and medical insurance for 12 months and in the event of a Principal's death, his or her dependents will continue to receive medical benefits for 12 months.

    If an agreement (other than Mr. Van Steenbrugge's) is terminated without cause or as a result of the Company's material breach of the agreement, the executive officer also receives an amount equal to the amount of his or her annual salary remaining for the balance of the term of the agreement, or 12 months' salary, if greater in the case of Principals. In addition, all stock options held by such executive officers to the extent not already vested or exercisable become immediately exercisable, and life insurance, disability insurance and health insurance benefits for the remainder of such term or 12 months, if greater, in the case of Principals. Principals also receive partial bonus payments in certain instances. In addition, it is deemed a termination without cause if a Principal terminates his employment for certain reasons, including a material diminution in the Principal's position or reduction in compensation, and in the event a change in control, as defined, occurs.


    Messrs. Hirsch and Van Steenbrugge were granted options to purchase 240,000 and 50,400 shares of Common Stock, respectively. Mr. Hirsch's option vests and becomes exercisable 90 days after the date of grant as to 20% and the balance vests in three equal installments annually. Mr. Van Steenbrugge's option vests annually over four years. To the extent not already vested, if the options would terminate as a result of a change in control, then they become immediately exercisable.


OPTION PLAN

    1998 STOCK OPTION PLAN

    The Company's 1998 Stock Option Plan (the "1998 Stock Option Plan") was adopted by the Board of Directors in May 1998. A total of 1,500,000 shares of Common Stock have been reserved for issuance under the 1998 Stock Option Plan.

    As of June 30, 1998, no options to purchase shares of Common Stock had been exercised under the 1998 Stock Option Plan and options to purchase 817,140 shares of Common Stock were outstanding. The outstanding options were exercisable at an exercise price of $10.50 per share.


    The purpose of the 1998 Stock Option Plan is to motivate, attract and retain employees, directors and consultants of the Company and its related entities, to provide incentives to such persons and to promote the success of the Company's business. The 1998 Stock Option Plan provides for the granting to employees of Incentive Stock Options and the granting of Nonqualified Stock Options ("1998 Awards").

    The 1998 Stock Option Plan is administered by the Board of Directors or a committee consisting of not less than two directors designated by the Board of Directors and, to the extent required, constituted to permit such 1998 Awards to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3 thereunder. The plan administrator determines which individuals shall be granted 1998 Awards, and the provisions, terms and conditions of each 1998 Award, including, but not limited to, the timing, exercise price and number of shares subject to such award.

    1998 Awards are not transferable by the optionee other than by will or the laws of descent or distribution, and each 1998 Award is exercisable during the lifetime of the optionee only by such optionee.

    The exercise price of options granted must be at least equal to the fair market value of the Common Stock on the date of grant, and the term of the options must not exceed ten years. With respect to an employee who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any Incentive Stock Option must equal at least 110% of the fair market value of the Common Stock on the grant date and the term of the option must not exceed five years. The consideration to be paid for the shares of Common Stock upon exercise of a 1998 Award will be determined by the plan administrator and may include cash or its equivalent, shares of previously acquired Common Stock, foregoing of compensation, the surrender of fully exercisable options or any combination of the above.

    Where the 1998 Award agreement permits the exercise or purchase of the 1998 Award for a certain period of time following the recipient's termination of service with the Company, disability, or death, the 1998 Award will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of the 1998 Award, whichever occurs first.

    Unless terminated sooner, the 1998 Stock Option Plan will terminate automatically in 2008. The Board has the authority to amend, modify or terminate the 1998 Stock Option Plan subject to stockholder approval of certain amendments and provided no such action may adversely affect 1998 Awards previously granted under the 1998 Stock Option Plan unless agreed to by the affected persons.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify all directors and officers and may indemnify any employee or agent to the fullest extent permitted by Section 145 of the DGCL, as it now exists or as amended. The Company intends to enter into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Company's charter documents. These agreements, among other things, provide for the indemnification of the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which such person provides services at the request of the Company to the fullest extent permitted by applicable law. The Company believes that these provisions and agreements will assist the Company in attracting and retaining qualified persons to serve as directors, officers, employees and agents.

    Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or
(iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL.

    The Underwriting Agreement provides for indemnification by the Underwriters under certain circumstances of directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions contained in the Certificate of Incorporation and Bylaws of the Company, the DGCL, the Underwriting Agreement or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Company intends to purchase and maintain insurance on behalf of the officers and directors insuring them against liabilities that they may incur in such capacities or arising out of such status.

    There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS

REORGANIZATION


    The Company was incorporated in Delaware in May 1998 to consolidate the operations of several entities in the same business and under common ownership and management. As a result of the Merger, HMC Inc., Call Connect, Inc., and each of the Foreign Entities continue to be operating subsidiaries of the Company. The Reorganization was consummated immediately prior to the commencement of the offering. Prior to the Reorganization, each of Mokhtar Ramadan, Fadi Ramadan and Marwan Ramadan beneficially owned 31 2/3% and Sandra Case owned 5% of the outstanding member interests of HMC LLC. In the Merger, Mokhtar Ramadan, Fadi Ramadan, Marwan Ramadan, trusts for the benefit of their children, a trust of which the Ramadans are beneficial owners, Sandra Case and a trust for the benefit of Ms. Case's children received 2,199,680, 2,199,680, 2,199,680, 1,249,920, 131,040, 357,000 and 63,000 shares of Common Stock, respectively. See "Reorganization" and "Principal Stockholders."


TAX INDEMNIFICATION AGREEMENT

    Upon the closing of the offering, the Company and the Principals will enter into a tax indemnification agreement relating to their respective tax liabilities. The agreement will provide for indemnification by the Company of each of the Principals against all losses, liabilities, interest, penalties, attorneys' and accountants' fees and taxes on the receipt of such indemnification payments, resulting from any additional foreign, federal and state income taxes imposed upon any of the Principals because of any change in HMC LLC's income for the period from July 1996 through consummation of the Reorganization. The Principals will indemnify the Company, to the extent of tax refunds received by the Principals relating to the value of prepaid taxes accruing to the benefit of the Company, if the Company is required to pay tax on such deferred income without receiving the benefit of the prepayments made by the Principals.

DISTRIBUTIONS TO THE PRINCIPALS


    Because of its limited liability company status, HMC LLC has not paid federal corporate income taxes. Instead, the Principals are obligated to pay U.S. federal and certain state income taxes on their allocable portions of the income of HMC LLC prior to the Merger. HMC LLC made various distributions to the Principals, including the allocation of foreign tax credits and distributions which enabled them to pay their income taxes on their allocable portions of the income of HMC LLC. None of the Principals has ever received a salary from the Company. Prior to the Reorganization, HMC LLC and certain of the Foreign Entities distributed to the Principals an aggregate of $2.0 million, $5.1 million, $4.0 million and $1.7 million in dividends or partnership distributions during the 1995, 1996 and 1997 fiscal years and the six months ended June 30, 1998, respectively. Of these amounts, Mokhtar Ramadan received $556,991, $941,445, $1,033,190 and $546,311, respectively; Fadi Ramadan received $733,257,
$1,176,811, $1,289,057 and $530,987, respectively; Marwan Ramadan received $528,165, $940,912, $1,066,579 and $511,787, respectively; and Sandra Case received $142,594, $242,960, $265,832 and $128,248, respectively. The Principals continued to receive their normal periodic cash distributions prior to the consummation of the Reorganization. The Company declared additional distributions of approximately $5.0 to $7.0 million to the Principals prior to the consummation of the Merger. See "Reorganization" and "Use of Proceeds."


OTHER BENEFITS TO PRINCIPALS

    The Company has purchased insurance policies on the lives of the Principals in the amount of approximately $15,000,000 for each of Mokhtar Ramadan, Fadi Ramadan and Marwan Ramadan, and $6,600,000 for Sandra Case. The Principals are entitled to the cash surrender value of their respective policies. Upon the closing of the offering, the Company will cease paying premiums on the policies, and each of the Principals either will receive the cash surrender value of the policies or have the opportunity to continue the policies at his or her own expense. As of May 8, 1998, the estimated cash surrender value receivable by the Principals is $119,024, $83,671, $115,170 and $67,831 for Mokhtar Ramadan, Fadi Ramadan, Marwan Ramadan and Sandra Case, respectively. In 1995, 1996 and 1997, premiums paid by the

Company on insurance policies relating to the Principals aggregated: $28,788, $40,001 and $100,521 for Mokhtar Ramadan; $18,377, $27,288 and $44,497 for Fadi
Ramadan; $24,496, $35,214 and $60,651 for Marwan Ramadan; and $4,650, $13,150
and $23,288 for Sandra Case.

    The Company has also provided the Principals with automobiles and, in the case of expatriates, housing allowances. See "Management--Executive Compensation."

    Each of the Principals has entered into an employment agreement with the Company effective upon the completion of the offering, and Mr. Hirsch and Mr. Van Steenbrugge have received options to acquire Common Stock. See "Management--Employment Agreements."

THE ORIGINAL PARTNERSHIP

    Prior to July 1996, the Original Partnership conducted certain of the Company's hotel membership programs in Asia, Europe and Latin America. On July 1, 1996, HMC LLC purchased the assets and assumed the liabilities associated with those programs for a purchase price of $1,762,270, represented by the Original Partnership Note, bearing interest at 8%, with interest payable monthly for five years commencing in January 1997, due in full January 1, 2002. The loan agreement with respect to the Subordinated Promissory Note prohibits any principal payment on the Original Partnership Note prior to consummation of the offering.

    The Original Partnership owns the land and approximately 13,100 square foot building in Irvine, California, where the Company's headquarters is located. The Company leases the property pursuant to a triple net lease providing for a monthly rental of $19,000. The term of the lease extends until 2001, and contains a three-year renewable option, with rental adjustments equal to the percentage increase, if any, in the consumer price index. The total amounts paid by the Company to the Original Partnership for rent were $89,000 for each of 1995, 1996 and 1997. The Company believes that the terms of the lease are at least as favorable as might be obtained from an independent third party.

SUBORDINATED PROMISSORY NOTE


    In November 1997, Hospitality Partners, LLC, an unrelated third party, made a $3.0 million loan to HMC LLC. The Subordinated Promissory Note evidencing the loan provided for interest at the prime rate payable in arrears on the last day of each calendar month commencing December 31, 1999, due in full December 31, 2001. Prior to commencement of this offering, the Subordinated Promissory Note converted into 3,600,000 shares of Common Stock.


    Under the terms of the agreement relating to the Subordinated Promissory Note, Hospitality Partners, LLC received a contractual right, subject to certain conditions, to require the Company to register its shares of Common Stock for resale under the Securities Act. See "Description of Capital Stock-- Registration Rights." Hospitality Partners, LLC has agreed for 180 days from the effective date of the offering not to sell or otherwise dispose of its shares.


    In connection with the November 1997 investment by Hospitality Partners, LLC, Sandra Case was granted an option to purchase an additional equity interest in HMC LLC, and a comparable equity interest in each of the related entities, for $180,000. This option was exchanged in the Merger for an option to purchase 180,000 shares of Common Stock of the Company at an exercise price of $1.00 per share under the original terms of the option. The option is fully vested and exercisable.


BANK LINE OF CREDIT

    The Company has a $400,000 revolving line of credit with Cedars Bank. The loan is personally guaranteed by Mokhtar, Fadi and Marwan Ramadan. The Company intends to terminate this line of credit and repay the outstanding balance of this line of credit using a portion of the proceeds of the offering. See "Use of Proceeds" and Note 5 of Notes to Consolidated Financial Statements.

INDEMNIFICATION AGREEMENTS

    The Company intends to enter into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, and to advance them expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Limitation on Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information with respect to the beneficial ownership of the Company's outstanding Common Stock as of June 30, 1998 (giving effect to the Reorganization) and as adjusted to reflect the sale of the Common Stock offered hereby (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers, and (iv) all directors and executive officers of the Company as a group.


                                                                                              PERCENTAGE BENEFICIALLY
                                                                                 NUMBER OF           OWNED (2)
                                                                                  SHARES     --------------------------
                                                                                BENEFICIALLY    BEFORE         AFTER
BENEFICIAL OWNER (1)                                                             OWNED (2)     OFFERING      OFFERING
------------------------------------------------------------------------------  -----------  -------------  -----------
Mokhtar Ramadan (3)...........................................................   2,747,360          32.7%         18.3%
Philip G. Hirsch (4)..........................................................      48,000             *             *
Olaf Isachsen.................................................................           0             *             *
Frans Van Steenbrugge.........................................................           0             *             *
Fadi Ramadan (5)..............................................................   2,747,360          32.7          18.3
Sandra Case (6)...............................................................     600,000           7.0           4.0
Marwan Ramadan (7)............................................................   2,747,360          32.7          18.3
Hospitality Partners, LLC (8).................................................   3,600,000          30.0          24.0
All current directors and executive officers as a
  group (7 persons) (9).......................................................   8,628,000         100.0%         56.6%

------------------------

* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1) Except as otherwise specified, the address of all persons on the list set forth above is: 15751 Rockfield Boulevard, Suite 200, Irvine, California 92618.


(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Percentage of beneficial ownership prior to the offering is based on 8,400,000 shares of Common Stock outstanding at June 30, 1998. Percentage of beneficial ownership after the offering is based on 15,000,000 total shares outstanding, which includes the shares outstanding prior to the offering identified above and 3,600,000 shares of Common Stock issued upon conversion of the Subordinated Promissory Note, plus 3,000,000 shares of Common Stock to be sold pursuant to the offering.


(3) Includes 416,640 shares held by Mokhtar Ramadan and Christine Ramadan, Trustees of The Mokhtar and Christine Ramadan Children's Trust of 1998 and 131,040 shares held by Mokhtar Ramadan, Fadi Ramadan and Marwan Ramadan, Trustees of The Ramadan Brothers Trust of 1998.

(4) Represents an option exercisable for 48,000 shares of Common Stock exercisable within 60 days.

(5) Includes 416,640 shares held by Fadi Ramadan and Jane Ramadan, Trustees of The Fadi and Jane Ramadan Children's Trust of 1998 and 131,040 shares held by Mokhtar Ramadan, Fadi Ramadan and Marwan Ramadan, Trustees of The Ramadan Brothers Trust of 1998.

(6) Includes 63,000 shares held by Sandra Case, Trustee of The Sandra Case Children's Trust of 1998 and an option exercisable for 180,000 shares of Common Stock exercisable within 60 days.

(7) Includes 416,640 shares held by Marwan Ramadan and Nikolitsa Ramadan, Trustees of The Marwan and Nikolitsa Ramadan Children's Trust of 1998 and 131,040 shares held by Mokhtar Ramadan, Fadi Ramadan and Marwan Ramadan, Trustees of The Ramadan Brothers Trust of 1998.


(8) Represents shares issued upon conversion of the Subordinated Promissory Note. See "Certain Transactions." Amre Youness is the Manager of Hospitality Partners, LLC and has voting control over the securities indicated. The address of Hospitality Partners, LLC is 301 N. Lake Avenue, Suite 910, Pasadena, California 91101



(9) Includes options and shares issued upon conversion of the Subordinated Promissory Note described in notes (3)-(8), above.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.


    Upon the completion of the offering, the authorized capital stock of the Company will be 50,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001 per share.


COMMON STOCK


    Prior to the offering, after giving effect to the Reorganization and conversion of the Subordinated Promissory Note, there were 12,000,000 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have the right to cumulate their votes in the election of directors. Subject to the preferences that may be applicable to any outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." Holders of Common Stock have no preemptive rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the offering will be, fully paid and nonassessable. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of debts and liabilities and the liquidation preferences of any outstanding shares of preferred stock, if any. The rights of holders of Common Stock are subject to and qualified by, and may be adversely affected by, the rights of any series of preferred stock which the Company may issue in the future.


PREFERRED STOCK

    The Company is authorized to issue 5,000,000 shares of Undesignated Preferred Stock. The Board of Directors will have the authority to (i) issue the Undesignated Preferred Stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of Undesignated Preferred Stock and (ii) fix the number of shares constituting any series and the designation of such series without any further vote or action by the stockholders. The issuance of such preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. See "Risk Factors--Control by Principal Stockholders" and "--Anti-Takeover Effects of Delaware Law and Certain Charter Provisions." At present, the Company has no plans to issue any shares of preferred stock.

CERTAIN ANTI-TAKEOVER EFFECTS

    Certain provisions of the Certificate of Incorporation and Bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

    The Certificate of Incorporation and Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy contest or other takeover bid for the Company. Moreover, under the DGCL, in the case of a corporation having a classified board of directors, the stockholders may remove a director only for cause.

    The Certificate of Incorporation provides that special meetings of stockholders may be called by the President and Chief Executive Officer or at the request of a majority of the Board of Directors of the Company.

    The Bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice to bring business before a meeting must be delivered to, or mailed and received at, the principal executive office of the Company not less than 60 days nor more than 90 days prior to the scheduled meeting (or, if a special meeting, not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed, or (ii) the day on which public disclosure of the date of the special meeting was made). The Bylaws also specify certain requirements pertaining to the form and substance of a stockholder's notice. These provisions may preclude some stockholders from making nominations for directors at an annual or special meeting or from bringing other matters before the stockholders at a meeting.

    The Certificate of Incorporation does not allow the stockholders of the Company to take action by written consent following completion of the offering.

    Section 203 of the DGCL ("Section 203") prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock.

    The Certificate of Incorporation contains a provision that is designed to limit the directors' liability to the extent permitted by the DGCL and any amendments thereto. Specifically, directors will not be held liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability as a result of: (i) any breach of the duty of loyalty to the Company or its stockholders; (ii) actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) payment of an improper dividend or improper repurchase of HMC's stock under Section 174 of the DGCL; or (iv) actions or omissions pursuant to which the director received an improper personal benefit. The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of the Company unless the stockholder can demonstrate one of the specified bases for liability. The provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The Certificate of Incorporation does not eliminate a director's duty of care. The inclusion of this provision in the Certificate of Incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited HMC and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

    The Certificate of Incorporation and Bylaws also provide that the Company will indemnify its directors and officers, and may indemnify any of its employees and agents, to the fullest extent permitted by Delaware law. HMC is generally required to indemnify its directors and officers for all judgments, fines, penalties, settlements, legal fees and other expenses incurred in connection with pending, threatened or completed legal proceedings because of the director's or officer's position with HMC or another entity that the director or officer serves at the Company's request, subject to certain conditions and to advance funds to its directors and officers to enable them to defend against such proceedings.

REGISTRATION RIGHTS

    After the offering, Hospitality Partners, LLC will be entitled to certain rights with respect to the registration of 3,600,000 shares under the Securities Act. Under the terms of the agreement between the Company and the holder of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders exercising registration rights, such holder is entitled to notice of such registration and is entitled to include shares of such Common Stock therein. Subject to certain limitations in the agreement, Hospitality Partners, LLC may require, on one occasion, that the Company use its best efforts to register such shares for public resale, subject to certain limitations. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration in certain circumstances. Hospitality Partners, LLC has agreed not to exercise these registration rights for 180 days following the effective date of the offering.

TRANSFER AGENT


    The Transfer Agent and Registrar for the Common Stock is Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing prices and the ability of the Company to raise equity capital in the future.

    Upon completion of the offering, the Company will have outstanding 15,000,000 shares of Common Stock and options exercisable for 997,140 shares of Common Stock, based on the number of shares of Common Stock and options outstanding as of June 30, 1998 and giving effect to the conversion of the Subordinated Promissory Note. Of these shares, the 3,000,000 shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act. The remaining 12,000,000 shares will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

    In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. In general, Rule 701 permits resale of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144.

    Upon completion of the offering none of the Restricted Shares of Common Stock (all of which are subject to the Lock-Up Agreements) held by current stockholders will be immediately eligible for sale in the public market pursuant to Rule 144 of the Securities Act. In addition, 3,600,000 Restricted Shares of Common Stock (all of which are subject to the Lock-Up Agreements) will be eligible for sale beginning 90 days after the date of this Prospectus pursuant to Rule 144 and the remaining 8,400,000 will be eligible for sale under Rule 144 beginning one year after the date of the Reorganization.


    All directors, officers and stockholders holding in the aggregate 12,000,000 shares of Common Stock have agreed that for a period of 180 days after the date of this Prospectus (the "Lockup Period") they will not, without the prior written consent of William Blair & Company or as otherwise permitted under the Lock-Up Agreements, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock. See "Underwriting."


    The Company has granted registration rights to one of its securityholders. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING


    The several Underwriters named below (the "Underwriters"), for which William Blair & Company, L.L.C. and Piper Jaffray Inc. (the "Representatives") are acting as representatives, have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to each of the Underwriters, the respective number of shares of Common Stock set forth opposite each Underwriters' name in the table below.



                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
William Blair & Company, L.L.C...................................................
Piper Jaffray Inc................................................................
                                                                                   ----------
    Total........................................................................   3,000,000
                                                                                   ----------
                                                                                   ----------



    In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Common Stock being sold pursuant to the Underwriting Agreement if any of the Common Stock being sold pursuant to the Underwriting Agreement (excluding shares covered by the over-allotment option granted therein) is purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters shall be increased or the Underwriting Agreement may be terminated.



    The Representatives have advised the Company that the Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to selected dealers at such
price less a concession of not more than $      per share. The Underwriters may
allow, and such dealers may re-allow, a concession not in excess of $      per
share to certain other dealers. After commencement of the initial public offering, the public offering price, and other selling terms may be changed by the Representatives.



    The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 450,000 additional shares of Common Stock to cover over-allotments, at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to this option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the shares of Common Stock offered hereby.



    All stockholders of the Company, who hold in the aggregate 12,000,000 shares of Common Stock, and the Company have agreed that for a period of 180 days after the date of this Prospectus, without the prior written consent of William Blair & Company, L.L.C., they will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of or transfer any Common Stock or securities convertible or exchangeable into, or exercisable for, Common Stock (except in the case of bona fide gifts to immediate family members of such persons who agree to be bound by such restrictions, or to limited partners or shareholders, who agree to be bound by such restrictions). In considering a request for its consent to a sale or transfer within the 180-day period, William Blair & Company, L.L.C. will take into account various factors, including, but not limited to, the number of shares requested to be sold, the anticipated manner and timing of sale, the potential impact of the sale on the market for the Common Stock, and market conditions generally. The Company may grant options and issue Common Stock under existing stock option or stock purchase plans and issue unregistered shares in connection with any outstanding convertible securities or options during the lock-up period.

    The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.



    The Representatives have informed the Company that the Underwriters will not confirm, without client authorization, sales to their client accounts as to which they have discretionary authority.



    Prior to this offering, there was no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations among the Company and the Representatives. Among the factors which will be considered in such negotiations are the prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development, and recent market prices of securities, of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development, the general condition of the securities markets at the time of this offering, and other factors which are deemed relevant. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial public offering price.



    During and after this offering, the Underwriters may purchase and sell the Common Stock in the open market in order to facilitate this offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company pursuant to the Underwriting Agreement. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to them by the Company. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of shares of Common Stock sold in this offering for their account may be reclaimed by the syndicate if such shares are repurchased by the syndicate in stabilizing or covering transactions.



    The activities described above may stabilize, maintain, or otherwise affect the market price of the Common Stock and make such price higher than it might otherwise be in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. These activities, if commenced, may be discontinued at any time without notice and may be effected on the Nasdaq Stock Market or otherwise. Neither the Company nor any of the Underwriters makes any representation or prediction as to whether the Underwriters will engage in such transactions or choose to discontinue any transactions engaged in or the direction or magnitude of any effect that such transactions may have on the price of the Common Stock.


                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg Glusker Fields Claman & Machtinger LLP, Los Angeles, California. Certain legal matters relating to the offering will be passed upon for the Underwriters by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    As permitted by the rules and regulations of the Securities and Exchange Commission, this Prospectus omits certain information, exhibits, schedules and undertakings set forth elsewhere in the Registration Statement on Form S-1 of which this Prospectus forms a part. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to this Registration Statement. The Company will issue annual and quarterly reports. Annual reports will include audited financial statements prepared in accordance with accounting principles generally accepted in the United States and a report of its independent auditors with respect to the examination of such financial statements. In addition, the Company will issue to its securityholders such other unaudited quarterly or other interim reports as it deems appropriate.

    This Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http:\\www.sec.gov.

                      HOSPITALITY MARKETING CONCEPTS INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Accountants..........................................................................         F-2
Consolidated Balance Sheet.................................................................................         F-3
Consolidated Income Statement..............................................................................         F-4
Consolidated Statement of Stockholders' Deficit............................................................         F-5
Consolidated Statement of Cash Flows.......................................................................         F-6
Notes to Consolidated Financial Statements.................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Hospitality Marketing Concepts Inc.

    THE REORGANIZATION DESCRIBED IN NOTE 1 TO THE CONSOLIDATED FINANCIAL STATEMENTS HAS NOT BEEN CONSUMMATED. WHEN IT HAS BEEN CONSUMMATED, WE WILL BE IN A POSITION TO FURNISH THE FOLLOWING REPORT:

    "In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Hospitality Marketing Concepts Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PricewaterhouseCoopers LLP

Costa Mesa, California
      , 1998

                      HOSPITALITY MARKETING CONCEPTS INC.
                           CONSOLIDATED BALANCE SHEET


                                                                  DECEMBER 31,
                                                           --------------------------    JUNE 30,      PRO FORMA
                                                               1996          1997          1998      JUNE 30, 1998
                                                           ------------  ------------  ------------  -------------
                                                                                               (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash and cash equivalents..............................  $  1,694,000  $  2,840,000  $    908,000  $     908,000
  Short-term investments.................................                   1,500,000     2,010,000      2,010,000
  Trade receivables, net of allowance for doubtful
    accounts of $100,000, $215,000 and $292,000 at
    December 31, 1996 and 1997 and June 30, 1998,
    respectively.........................................       539,000     1,026,000     1,684,000      1,684,000
  Other current assets...................................       136,000       403,000       424,000        424,000
  Deferred income taxes..................................                                                  877,000
  Membership acquisition and other deferred costs........     9,704,000     9,580,000    10,002,000     10,002,000
                                                           ------------  ------------  ------------  -------------
    Total current assets.................................    12,073,000    15,349,000    15,028,000     15,905,000
  Fixed assets, net......................................       252,000       378,000       815,000        815,000
  Other assets...........................................        64,000       771,000     1,410,000      1,410,000
                                                           ------------  ------------  ------------  -------------
                                                           $ 12,389,000  $ 16,498,000  $ 17,253,000  $  18,130,000
                                                           ------------  ------------  ------------  -------------
                                                           ------------  ------------  ------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Lines of credit and current portion of notes payable...  $    300,000  $  1,183,000  $  1,310,000  $   1,310,000
  Trade accounts payable.................................     1,310,000     1,808,000     1,850,000      1,850,000
  Accrued liabilities....................................     1,227,000       940,000     2,114,000      1,943,000
  Other current liabilities..............................       249,000       614,000       459,000        459,000
  Deferred membership revenues...........................    14,521,000    14,660,000    15,005,000     15,005,000
                                                           ------------  ------------  ------------  -------------
    Total current liabilities............................    17,607,000    19,205,000    20,738,000     20,567,000
                                                           ------------  ------------  ------------  -------------
  Convertible note payable...............................                   3,000,000     3,000,000
  Note payable to stockholders...........................     1,763,000     1,763,000     1,763,000      1,763,000
  Distribution payable to stockholders...................                                                7,000,000
                                                           ------------  ------------  ------------  -------------
    Total liabilities....................................    19,370,000    23,968,000    25,501,000     29,330,000
                                                           ------------  ------------  ------------  -------------
Commitments and contingencies (Note 7)
Stockholders' deficit:
  Preferred stock, $0.001 par value; 5,000,000 shares
    authorized; no shares issued and outstanding.........
  Common stock, $0.001 par value; 50,000,000 shares
    authorized; 8,400,000 (12,000,000 pro forma) shares
    issued and outstanding...............................         8,000         8,000         8,000         12,000
  Additional paid-in capital.............................                                              (11,187,000)
  Accumulated deficit....................................    (6,974,000)   (7,317,000)   (8,231,000)
  Accumulated other comprehensive income.................       (15,000)     (161,000)      (25,000)       (25,000)
                                                           ------------  ------------  ------------  -------------
    Total stockholders' deficit..........................    (6,981,000)   (7,470,000)   (8,248,000)   (11,200,000)
                                                           ------------  ------------  ------------  -------------
                                                           $ 12,389,000  $ 16,498,000  $ 17,253,000  $  18,130,000
                                                           ------------  ------------  ------------  -------------
                                                           ------------  ------------  ------------  -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                      HOSPITALITY MARKETING CONCEPTS INC.
                         CONSOLIDATED INCOME STATEMENT


                                                                                             SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,                   ENDED JUNE 30,
                                       -------------------------------------------  ----------------------------
                                           1995           1996           1997           1997           1998
                                       -------------  -------------  -------------  -------------  -------------
                                                                                            (UNAUDITED)
Revenues.............................  $  21,199,000  $  27,297,000  $  31,906,000  $  15,828,000  $  15,884,000
Cost of revenues.....................     13,788,000     17,471,000     20,658,000     10,366,000     10,300,000
                                       -------------  -------------  -------------  -------------  -------------
Gross margin.........................      7,411,000      9,826,000     11,248,000      5,462,000      5,584,000
General and administrative costs.....      6,316,000      6,396,000      7,304,000      3,425,000      4,478,000
                                       -------------  -------------  -------------  -------------  -------------
Operating income.....................      1,095,000      3,430,000      3,944,000      2,037,000      1,106,000
Other income and expenses:
  Interest expense...................        (72,000)      (167,000)      (285,000)      (113,000)      (294,000)
  Foreign currency transaction gain
    (loss)...........................        (83,000)        51,000        (46,000)       (25,000)        (9,000)
  Other income (expense).............         55,000        (43,000)        42,000         16,000          8,000
                                       -------------  -------------  -------------  -------------  -------------
Income before provision for income
 taxes...............................        995,000      3,271,000      3,655,000      1,915,000        811,000
Provision for income taxes...........
                                       -------------  -------------  -------------  -------------  -------------
Net income...........................  $     995,000  $   3,271,000  $   3,655,000  $   1,915,000  $     811,000
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Net income per share--Basic and
 diluted.............................  $        0.12  $        0.39  $        0.43  $        0.23  $        0.10
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Weighted average common shares:......
  Basic..............................      8,400,000      8,400,000      8,400,000      8,400,000      8,400,000
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
  Diluted............................      8,400,000      8,400,000      8,427,000      8,400,000      8,562,000
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Unaudited pro forma data:
  Unaudited pro forma income before
    income tax provision.............                                $   2,673,000                 $     427,000
  Unaudited pro forma provision for
    income taxes.....................                                   (1,069,000)                     (171,000)
                                                                     -------------                 -------------
  Unaudited pro forma net income
    (Note 9).........................                                $   1,604,000                 $     256,000
                                                                     -------------                 -------------
                                                                     -------------                 -------------
  Unaudited pro forma net income per
    share:
    Basic............................                                $        0.17                 $        0.02
                                                                     -------------                 -------------
                                                                     -------------                 -------------
    Diluted..........................                                $        0.13                 $        0.02
                                                                     -------------                 -------------
                                                                     -------------                 -------------
  Unaudited pro forma weighted
  average common shares:
    Basic............................                                    9,651,000                    12,651,000
                                                                     -------------                 -------------
                                                                     -------------                 -------------
    Diluted..........................                                   12,678,000                    12,813,000
                                                                     -------------                 -------------
                                                                     -------------                 -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                      HOSPITALITY MARKETING CONCEPTS INC.
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT


                                                                                      ACCUMULATED
                                                   COMMON STOCK                          OTHER
                                               ---------------------   ACCUMULATED   COMPREHENSIVE
                                                 SHARES     AMOUNT       DEFICIT        INCOME          TOTAL
                                               ----------  ---------  -------------  -------------  -------------
Balance, December 31, 1994...................   8,400,000  $   8,000  $  (4,129,000)  $   (45,000)  $  (4,166,000)
Stockholder distributions....................                            (2,011,000)                   (2,011,000)
Comprehensive income:
  Foreign currency translation...............                                             (74,000)        (74,000)
  Net income.................................                               995,000                       995,000
                                                                                                    -------------
Comprehensive income.........................                                                             921,000
                                               ----------  ---------  -------------  -------------  -------------
Balance, December 31, 1995...................   8,400,000      8,000     (5,145,000)     (119,000)     (5,256,000)
Stockholder distributions....................                            (5,100,000)                   (5,100,000)
Comprehensive income:
  Foreign currency translation...............                                             104,000         104,000
  Net income.................................                             3,271,000                     3,271,000
                                                                                                    -------------
Comprehensive income.........................                                                           3,375,000
                                               ----------  ---------  -------------  -------------  -------------
Balance, December 31, 1996...................   8,400,000      8,000     (6,974,000)      (15,000)     (6,981,000)
Stockholder distributions....................                            (3,998,000)                   (3,998,000)
Comprehensive income:
  Foreign currency translation...............                                            (146,000)       (146,000)
  Net income.................................                             3,655,000                     3,655,000
                                                                                                    -------------
Comprehensive income.........................                                                           3,509,000
                                               ----------  ---------  -------------  -------------  -------------
Balance, December 31, 1997...................   8,400,000      8,000     (7,317,000)     (161,000)     (7,470,000)

Unaudited:
Stockholder distributions....................                            (1,725,000)                   (1,725,000)
Comprehensive income:
  Foreign currency translation...............                                             136,000         136,000
  Net income.................................                               811,000                       811,000
                                                                                                    -------------
Comprehensive income.........................                                                             947,000
                                               ----------  ---------  -------------  -------------  -------------
Balance, June 30, 1998 (unaudited)...........   8,400,000  $   8,000  $  (8,231,000)  $   (25,000)  $  (8,248,000)
                                               ----------  ---------  -------------  -------------  -------------
                                               ----------  ---------  -------------  -------------  -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                      HOSPITALITY MARKETING CONCEPTS INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                                       SIX MONTHS
                                                            YEAR ENDED DECEMBER 31,                  ENDED JUNE 30,
                                                  -------------------------------------------  ---------------------------
                                                      1995           1996           1997           1997          1998
                                                  -------------  -------------  -------------  ------------  -------------
                                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income....................................  $     995,000  $   3,271,000  $   3,655,000  $  1,915,000  $     811,000
  Adjustments to reconcile net income to net
    cash provided by (used in) operating
    activities:
      Deferred membership acquisition costs.....       (234,000)    (2,665,000)       124,000       258,000       (422,000)
      Deferred membership revenues..............      1,209,000      3,268,000        139,000       275,000        345,000
      Depreciation and amortization.............        113,000         82,000         92,000        40,000         74,000
  Changes in assets and liabilities affecting
    operating cash flows:
      Trade receivables.........................       (578,000)       535,000       (487,000)       18,000       (658,000)
      Other current assets......................         (9,000)        92,000       (267,000)      (77,000)       (21,000)
      Other assets..............................        (29,000)       (35,000)      (707,000)       (2,000)      (208,000)
      Trade accounts payable....................        464,000       (145,000)       498,000        31,000         42,000
      Accrued liabilities.......................        214,000        (59,000)      (287,000)     (354,000)     1,174,000
      Other current liabilities.................        (30,000)      (264,000)       365,000         1,000       (155,000)
                                                  -------------  -------------  -------------  ------------  -------------
Net cash provided by operating activities.......      2,115,000      4,080,000      3,125,000     2,105,000        982,000
                                                  -------------  -------------  -------------  ------------  -------------
Cash flows from investing activities:
  Acquisition of fixed assets...................        (42,000)       (70,000)      (218,000)     (120,000)      (511,000)
  Disposal of fixed assets......................                        40,000
  Deferred offering costs.......................                                                                  (431,000)
  Increase in short-term investments............                                   (1,500,000)                    (510,000)
                                                  -------------  -------------  -------------  ------------  -------------
Net cash used in investing activities...........        (42,000)       (30,000)    (1,718,000)     (120,000)    (1,452,000)
                                                  -------------  -------------  -------------  ------------  -------------
Cash flows from financing activities:
  Net proceeds from lines of credit and notes
    payable.....................................                       300,000        883,000        89,000        127,000
  Proceeds from convertible note payable........                                    3,000,000
  Stockholder distributions.....................     (2,011,000)    (3,337,000)    (3,998,000)   (2,551,000)    (1,725,000)
                                                  -------------  -------------  -------------  ------------  -------------
Net cash used in financing activities...........     (2,011,000)    (3,037,000)      (115,000)   (2,462,000)    (1,598,000)
                                                  -------------  -------------  -------------  ------------  -------------
Effect of exchange rates on cash................        (74,000)       104,000       (146,000)      (66,000)       136,000
                                                  -------------  -------------  -------------  ------------  -------------
Net increase (decrease) in cash and cash
  equivalents...................................        (12,000)     1,117,000      1,146,000      (543,000)    (1,932,000)
Cash and cash equivalents at beginning of
  period........................................        589,000        577,000      1,694,000     1,694,000      2,840,000
                                                  -------------  -------------  -------------  ------------  -------------
Cash and cash equivalents at end of period......  $     577,000  $   1,694,000  $   2,840,000  $  1,151,000  $     908,000
                                                  -------------  -------------  -------------  ------------  -------------
                                                  -------------  -------------  -------------  ------------  -------------
Supplemental cash flow information:
  Cash paid for interest........................                 $      24,000  $      89,000  $     18,000  $      58,000
                                                  -------------  -------------  -------------  ------------  -------------
                                                  -------------  -------------  -------------  ------------  -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                      HOSPITALITY MARKETING CONCEPTS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND REORGANIZATION

NATURE OF BUSINESS

    Hospitality Marketing Concepts Inc. ("HMC" or the "Company") is involved in the design, marketing and management of hotel membership programs for hotels in approximately 30 countries throughout the world. Specifically, HMC promotes and sells hotel membership programs which grant members the right to certain discounts on hotel rooms and food and beverage services. Hospitality Marketing Concepts Inc. was formed in Delaware in May 1998.

REORGANIZATION

    Beginning in 1989, the business of the Company was conducted through Hospitality Marketing Consultants, a general partnership (the "Original Partnership") composed initially of three partners. In 1994, an additional partner was admitted to the Original Partnership. These partners are referred to as the "Principals." The business in the U.S. and Puerto Rico was conducted through HMC Consultants Inc., formerly known as Hospitality Marketing Concepts, Inc., a California corporation ("HMC Inc."), all of the capital stock of which is beneficially owned by the Principals. In July 1996, the Principals organized Hospitality Marketing Consultants LLC, a California limited liability company ("HMC LLC"), and HMC LLC purchased from the Original Partnership all of the Original Partnership's business and assets, except the real property at which the Company's Irvine, California headquarters is located. The operations of the Original Partnership, excluding the real property, are included in the accounts of the Company from inception.

    As described below, the Company effected a reorganization in            ,
1998. An aggregate of 8,400,000 shares of common stock were issued by the Company to the Principals and related persons in connection with the reorganization. All share and per share amounts in these consolidated financial statements have been retroactively restated to reflect the shares of common stock issued in the reorganization. The reorganization has been structured as a tax-free reorganization. The Company accounted for the reorganization similar to the accounting for a pooling of interests, as it represented an exchange of equity interests among companies under common control. The ownership interests of each of the entities is proportionately identical.

    As the Principals commenced business operations in certain foreign countries, they generally established local legal entities through which to conduct those operations. The entities organized in France, Indonesia, Malaysia, Singapore and Venezuela, directly or indirectly, were 100% beneficially owned by HMC LLC. The entities in Australia, Canada, Colombia, Lebanon and United Kingdom were 100% beneficially owned by the Principals, and the Principals also owned an 84% interest in the entity organized in Poland, with the remaining 16% owned by Chris Feeney, a former consultant. The entities organized in Italy and Spain were 100% owned by HMC (International) Ltd., a United Kingdom entity ("International"), which is owned by the Principals.


    Pursuant to a Contribution Agreement dated June 1, 1998 by and among the Company, HMC LLC and the Principals, the Principals contributed all of their interests in all of the Foreign Entities owned by them, except International, to HMC LLC. Additionally, the Principals contributed all of their stock in HMC Inc. to HMC LLC. The Principals also contributed all of their interests in International to Hospitality Marketing Concepts (Holdings) Limited, a newly-organized United Kingdom entity ("Holdings") owned by HMC. Thereafter, International has transferred its interests in the entities organized in Italy and Spain to Holdings and Holdings has transferred its interests to a third party, who will ultimately cause the liquidation of International. As a result, HMC LLC has acquired, directly or indirectly, 100% of

                      HOSPITALITY MARKETING CONCEPTS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND REORGANIZATION (CONTINUED)

the equity interests in HMC Inc. and each of the foreign entities including 16% of the Poland entity previously owned by Chris Feeney.



    Immediately prior to the commencement of the proposed public offering (Note
10), HMC LLC merged with and into the Company, with the Company as the surviving entity. As a result of the merger, the Company succeeded to HMC LLC's ownership interest in HMC Inc., Call Connect Inc., a California corporation, and each of the foreign entities, as described above.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of HMC and its wholly and majority owned subsidiaries after the reorganization described in
Note 1. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

    The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires the management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FOREIGN EXCHANGE

    The financial statements of all foreign entities were prepared in their respective local currencies and translated into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted-average rate for the period on the consolidated income statements. Translation adjustments are reflected as foreign currency translation adjustments in Stockholders' Deficit.

    Transaction adjustments for all foreign entities are included in net income. The Company has, in the past, experienced material losses as a result of currency exchange rate fluctuations and has not engaged in hedging transactions to reduce its exposure to such fluctuations. The Company's inability to successfully hedge such foreign currency risk could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an initial maturity of 90 days or less to be cash equivalents and investments with original maturities of greater than 90 days to be short term investments. As of December 31, 1997, the Company had a short term investment which comprised a bank time deposit of $1,500,000. The bank time deposit has a contractual maturity of one year, was recorded at cost which approximates fair value and was classified as available-for-sale.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity of those instruments. The recorded amounts of the Company's long-term obligations also approximate fair value as current interest rates offered to the Company for debts of similar maturities are substantially the same.

                      HOSPITALITY MARKETING CONCEPTS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentration of credit risk consists primarily of accounts receivable. For the most part, membership fees are billed by the Company to major credit card issuers. However, certain of the Company's membership fees are billed through the hotels to credit card holders. Amounts collected by these hotels are remitted to the Company after deduction of certain costs incurred and are received in U.S. dollars. The Company maintains an allowance for uncollectible accounts receivable based upon expected collectibility of all accounts receivable.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally 3 to 7 years. Maintenance and repair expenses are charged to operations as incurred.

REVENUE RECOGNITION

    Membership fees earned are recorded, net of cancellations incurred during the ten day trial period, and are deferred and amortized as membership revenues on a straight-line basis, over the membership period, generally twelve months.

MEMBERSHIP ACQUISITION AND OTHER DEFERRED COSTS

    In accordance with the provisions of AICPA Statement of Position 93-7, "Reporting on Advertising Costs," membership acquisition costs directly related to the sales of memberships are deferred and charged to cost of revenues as revenues from membership fees are recognized. Membership acquisition costs consist of costs incurred directly related to telemarketing payroll and telephone costs. Other deferred costs consists of hotel program fees, printing and distribution costs of membership materials and processing fees which relate to the same revenue streams as the membership acquisition costs and are also charged to income over the membership period. If membership acquisition costs and other deferred costs were to exceed the related membership fee or if a hotel membership program was discontinued, an appropriate adjustment would be made for any significant impairment.

INCOME TAXES

    The Company accounts for income taxes under the liability method. Deferred income taxes are provided for temporary differences between financial and income tax reporting. The Company has not recorded any deferred tax assets or liabilities at December 31, 1996 and 1997 as prior to the reorganization discussed in Note 1, HMC LLC was a limited liability company treated as a partnership for federal and California income tax purposes. As a result, federal and California income tax attributes passed to the HMC LLC members. Deferred tax assets and liabilities of HMC Inc. were not material at December 31, 1996 and 1997.

STOCK-BASED COMPENSATION

    As permitted by SFAS No. 123, the Company accounts for its stock-based compensation arrangements pursuant to APB Opinion No. 25. In accordance with the provisions of SFAS No. 123, the Company discloses the pro forma effects of accounting for these arrangements using the minimum value method to determine fair value.

                      HOSPITALITY MARKETING CONCEPTS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NET INCOME PER SHARE

    Basic net income per share ("Basic EPS") is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income per share ("Diluted EPS") gives effect to all dilutive potential common shares outstanding during a period. In computing Diluted EPS, the treasury stock method is used in determining the number of shares assumed to be purchased from the conversion of common stock equivalents. The number of shares have been retroactively restated to reflect the shares of common stock issued in the reorganization (Note 1).

    The following is a reconciliation of the weighted average common shares outstanding used for the Basic and Diluted EPS computations for the periods presented below:


                                                                                  SIX MONTHS
                                                                 YEAR ENDED          ENDED
                                                              DECEMBER 31, 1997  JUNE 30, 1998
                                                              -----------------  -------------
Weighted average common shares--Basic.......................       8,400,000        8,400,000
Stock options...............................................          27,000          162,000
                                                              -----------------  -------------
Weighted average common shares--Diluted.....................       8,427,000        8,562,000
                                                              -----------------  -------------
                                                              -----------------  -------------


COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting comprehensive income, defined as all changes in equity from nonowner sources. Adoption of SFAS 130 did not have a material effect on the Company's financial position or results of operations.

UNAUDITED INTERIM INFORMATION


    The information presented as of June 30, 1998, and for the six month periods ended June 30, 1997 and 1998, has not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of June 30, 1998, and the results of its operations and its cash flows for the six months ended June 30, 1997 and 1998, and the stockholders' deficit for the six months ended June 30, 1998.

                      HOSPITALITY MARKETING CONCEPTS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. FIXED ASSETS

    Fixed assets comprised the following:

                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                        1996          1997
                                                                     -----------  ------------
Computer and office equipment......................................  $   292,000  $    429,000
Furniture and fixtures.............................................      425,000       525,000
Vehicles...........................................................       73,000        54,000
                                                                     -----------  ------------
                                                                         790,000     1,008,000
Accumulated depreciation...........................................     (538,000)     (630,000)
                                                                     -----------  ------------
                                                                     $   252,000  $    378,000
                                                                     -----------  ------------
                                                                     -----------  ------------

4. LINES OF CREDIT

    In September 1995, the Company established a line of credit with a bank. The line of credit provides for borrowings of up to $400,000, as amended, and is due and payable April 1, 1999. Borrowings bear interest at the interest rate earned (6.0% at December 31, 1997) by the pledged $400,000 time deposit included in short term investments plus 2%. The line of credit is secured by substantially all of the assets of HMC Inc. and is guaranteed by three of the Company's stockholders. Amounts outstanding under the line of credit were $300,000 and $400,000 at December 31, 1996 and 1997, respectively.

    In October 1997, the Company established an additional line of credit with the same bank for borrowings of up to $1,000,000. The line of credit bears interest at the bank's prime rate (8.5% at December 31, 1997) plus 2% and is due and payable on October 1, 1998. The line of credit is secured by substantially all of the assets of HMC Inc. Amounts outstanding under the line of credit at December 31, 1997 were $702,000.

5. NOTES PAYABLE

    In conjunction with HMC LLC's purchase of assets from Hospitality Marketing Consultants as described in Note 1, Hospitality Marketing Consultants was issued an unsecured note payable in the amount of $1,763,000. The note is due and payable on January 1, 2002 and bears interest at 8% per annum. Interest charged to interest expense totaled $71,000 in 1996 and $141,000 in 1997.

    In April 1997, the Company issued a $143,000 promissory note payable to a bank. The note is due and payable April 1, 1999, as amended, and bears interest at the bank's prime rate (8.5% at December 31, 1997) plus 2% per annum. The Company is required to pay three principal payments of $25,000 plus accrued interest quarterly commencing July 1, 1997 and, is required to pay a lump sum of $68,300 on April 1, 1999. The note is secured by substantially all of the assets of HMC Inc.


    In November 1997, the Company issued a $3 million subordinated convertible unsecured note to Hospitality Partners, LLC, an unrelated party. This note was issued at its fair market value. The note payable is due in full on December 31, 2001. Interest at the bank's prime rate (8.5% at December 31, 1997) per annum is payable in arrears on the last day of each month commencing December 31, 1999. Imputed interest charges for the year ended December 31, 1997 aggregated $43,000. The note was converted into 3.6 million shares of common stock prior to the closing of the proposed initial public offering (Note 10). The Company is subject to certain covenants and restrictions under the terms of the note, including the

                      HOSPITALITY MARKETING CONCEPTS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. NOTES PAYABLE (CONTINUED)
proscription of principal payments prior to December 31, 1999 as well as proscription of principal payments on the note payable to Hospitality Marketing Consultants discussed above.


6. STOCK OPTION


    In November 1997, the Principals granted one of the Principals, who is an officer of the Company, an option to buy an ownership interest in HMC LLC, HMC Inc. and each of the foreign entities for an aggregate price of $180,000. In connection with the reorganization this option was exchanged for an option to purchase 180,000 shares of common stock of the Company under the original terms and conditions, including the exercise price of the option. Had compensation cost for this option been determined consistent with the minimum value method pursuant to SFAS No. 123, the difference between the Company's net income as reported and as adjusted for the compensation cost for the year ended December 31, 1997 would not have been material.

7. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company leases certain of its facilities under non-cancelable operating lease arrangements. The leases expire at various dates through 2007. Rent expense under all operating leases was $520,000, $593,000 and $679,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The future minimum lease payments required under non-cancelable operating leases at December 31, 1997 are as follows:

YEAR ENDING
DECEMBER 31,
----------------------------------------------------------------------------------
1998..............................................................................  $  138,000
1999..............................................................................     112,000
2000..............................................................................      56,000
2001..............................................................................      30,000
2002..............................................................................       9,000
Thereafter........................................................................      35,000
                                                                                    ----------
                                                                                    $  380,000
                                                                                    ----------
                                                                                    ----------

    The Company's headquarters in Irvine, California is leased from an affiliate on a month to month basis. Rent paid under the lease was $89,000 for each of the three years ended December 31, 1995, 1996 and 1997. In June 1998, the Company executed a lease agreement with the affiliate. The agreement expires in 2001 and requires annual rental payments of $228,000 plus annual adjustments for increases in the consumer price index.


MARKETING AGREEMENT


    In February 1997, the Company entered into a 10 year marketing agreement with a chain of hotels in Spain. In accordance with the agreement, the Company paid approximately $700,000 and is no longer required to pay program fees to the hotels. The amount is being amortized over the term of the agreement and the related expense is charged to cost of revenues. In addition, the Company purchased a 0.5% equity share of the hotel chain for $70,000 and, may purchase up to 21,260 additional shares over the next four

                      HOSPITALITY MARKETING CONCEPTS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. COMMITMENTS AND CONTINGENCIES (CONTINUED) years representing a current equity share of an additional 1.0%. As such, the Company is required to pay 10,000,000 Pesetas each year over the next four years commencing September 1, 1998. The price of exercising the right to purchase the 21,260 shares at December 31, 1997 was approximately $263,000 based on current exchange rates.

8. REVENUES

    Membership revenues by geographic area were as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                      1995           1996           1997
                                                  -------------  -------------  -------------
Americas (primarily United States)..............  $   7,805,000  $   8,542,000  $   7,973,000
Europe..........................................     12,023,000     11,221,000      9,105,000
Asia............................................      1,371,000      7,534,000     14,297,000
Middle East/North Africa........................                                      531,000
                                                  -------------  -------------  -------------
                                                  $  21,199,000  $  27,297,000  $  31,906,000
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

    For the years ended December 31, 1996 and 1997, one client accounted for 12.5% and 11.7% of the Company's revenues, respectively.

9. PRO FORMA INFORMATION (UNAUDITED)

PRO FORMA BALANCE SHEET


    The unaudited pro forma balance sheet at June 30, 1998 reflects the estimated distribution of $7,000,000 to the Principals and the conversion of the $3,000,000 note payable and related accrued interest (Note 5) in connection with the initial public offering (Note 10). The unaudited pro forma balance sheet also reflects the reclassification of the Company's accumulated deficit and the deferred tax assets and liabilities for the Company's change for federal and state income tax purposes from a limited liability company to a C corporation as if it occurred June 30, 1998 resulting in the recording of a net deferred tax asset of $877,000. The reclassification of the Company's accumulated deficit to additional paid-in-capital had no impact on total stockholders' deficit. The pro forma balance sheet does not give effect to distributions that may be paid and the tax effect of earnings generated subsequent to June 30, 1998.


PRO FORMA INCOME STATEMENT DATA


    The unaudited pro forma net income reflects changes to net income for eliminating the interest expense related to the note payable to be converted in connection with the proposed public offering (Notes 5 and 10), recording pro forma compensation for the founding stockholders based upon their employment contracts and the recording of a pro forma income tax provision. The unaudited pro forma net income per share reflects the changes to net income mentioned above and an increase to the weighted average common shares outstanding for the conversion of the note payable and the incremental shares for the distributions to stockholders in excess of net income. The income tax provisions for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively, reflect an effective income tax rate of 40% for the Company's change for federal and state income tax purposes from a limited liability company to a C corporation. Pursuant to the requirements of the Securities and Exchange Commission, the pro forma basic weighted average common shares outstanding includes the effects of the incremental number of shares required to fund the estimated distributions of $7,000,000 to the stockholders of the

                      HOSPITALITY MARKETING CONCEPTS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. PRO FORMA INFORMATION (UNAUDITED) (CONTINUED)

Company. The pro forma net income per share does not give effect to distributions that may be paid from earnings generated subsequent to June 30, 1998. The following is a reconciliation of net income to unaudited pro forma net income and the weighted average common shares outstanding used for the Basic and Diluted and pro forma Basic and Diluted EPS computations for the periods presented below:



                                                                                                       SIX MONTHS
                                                                                        YEAR ENDED       ENDED
                                                                                       DECEMBER 31,     JUNE 30,
                                                                                           1997           1998
                                                                                       -------------  ------------
Net income...........................................................................  $   3,655,000  $    811,000
Unaudited pro forma adjustments:
  Interest expense related to convertible note payable...............................         43,000       128,000
  Compensation for the Principals....................................................     (1,025,000)     (512,000)
                                                                                       -------------  ------------
  Unaudited income before provision for income taxes.................................      2,673,000       427,000
  Provision for income taxes.........................................................     (1,069,000)     (171,000)
                                                                                       -------------  ------------
  Unaudited pro forma net income.....................................................  $   1,604,000  $    256,000
                                                                                       -------------  ------------
                                                                                       -------------  ------------



                                                             YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED
                                                                       1997                  JUNE 30, 1998
                                                             ------------------------  --------------------------
                                                               BASIC       DILUTED        BASIC        DILUTED
                                                             ----------  ------------  ------------  ------------
Weighted average common shares.............................   8,400,000     8,427,000     8,400,000     8,562,000
Conversion of note payable.................................     600,000     3,600,000     3,600,000     3,600,000
Stockholder distributions..................................     651,000       651,000       651,000       651,000
                                                             ----------  ------------  ------------  ------------
Pro forma weighted average common shares...................   9,651,000    12,678,000    12,651,000    12,813,000
                                                             ----------  ------------  ------------  ------------
                                                             ----------  ------------  ------------  ------------


10. SUBSEQUENT EVENTS (UNAUDITED)

PROPOSED PUBLIC OFFERING


    In June 1998, the Company entered into an agreement in principle with certain underwriters, whereby the underwriters have agreed in principle to act as underwriters in an initial public offering (the "Offering") of up to 3,450,000 shares of newly-issued Company common stock (3,000,000 shares intended to be offered to the public and 450,000 shares which the underwriters have the option to purchase to cover over-allotments, if any).


STOCK OPTION PLAN


    In May 1998, the Company's stockholders approved the 1998 Stock Option Plan (the "Plan") which permits the grant of incentive stock options and nonqualified stock options to purchase up to 1,500,000 shares of common stock to employees, officers, directors and consultants of the Company. The Plan is administered by a committee appointed by the Company's Board of Directors. In May 1998, the Company granted options to purchase 817,140 shares of common stock at an exercise price of $10.50 per share, the fair market value on the date of grant. Options granted to the Company's chief financial officer to purchase 240,000 shares of common stock vest and become exercisable 90 days after the date of grant as to 20% and the balance vest in three equal installments annually. The remaining options granted vest annually over four years. All options granted expire within ten years of the grant date.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                             ---------------------


                               TABLE OF CONTENTS



                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          7
Reorganization.................................         20
Use of Proceeds................................         22
Dividend Policy................................         22
Capitalization.................................         23
Dilution.......................................         24
Selected Consolidated Financial Data...........         25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         26
Business.......................................         35
Management.....................................         46
Certain Transactions...........................         52
Principal Stockholders.........................         54
Description of Capital Stock...................         55
Shares Eligible for Future Sale................         58
Underwriting...................................         59
Legal Matters..................................         60
Experts........................................         60
Additional Information.........................         61
Index to Consolidated Financial Statements.....        F-1


                             ---------------------


    UNTIL          , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                3,000,000 SHARES



                                     [LOGO]
                      HOSPITALITY MARKETING CONCEPTS INC.



                                  COMMON STOCK

                                ----------------


                                   PROSPECTUS



                                        , 1998


                             ---------------------

                            WILLIAM BLAIR & COMPANY



                               PIPER JAFFRAY INC.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

    (a) Exhibits:


 EXHIBIT
 NUMBER    DESCRIPTION OF EXHIBIT
---------  -------------------------------------------------------------------------------------------------------
 1*        Form of Underwriting Agreement.
 3.1+      Certificate of Incorporation of the Company.
 3.2+      Bylaws of the Company.
 4.1       Specimen Stock Certificate of the Company.
 5.1       Opinion of Greenberg Glusker Fields Claman & Machtinger LLP.
10.1+      Loan and Investment Agreement, dated November 7, 1997, between Hospitality Partners, LLC, HMC LLC and the Principals.
10.2       Customer Network Service Agreement, dated January 15, 1998, between HMC LLC and Sprint Communications
             Company L.P. [Confidential treatment requested for portions of this exhibit. Omitted portions have been filed separately with the Commission.]
10.3+      Form of Indemnification Agreement.
10.4+      1998 Stock Option Plan.
10.5+      Form of Incentive Stock Option Agreement.
10.6+      Form of Nonqualified Stock Option Agreement (Employee).
10.7+      Form of Nonqualified Stock Option Agreement (Non-employee).
10.8+      Option Agreement, dated as of November 7, 1997, between Sandra Case and HMC LLC.
10.9+      Promissory Note, dated July 1, 1996, in the principal amount of $1,762,270 in favor of Hospitality
             Marketing Consultants, LLC.
10.10+     Employment Agreement, dated March 5, 1998, between HMC LLC and Philip Hirsch.
10.11+     Employment Agreement, dated July 1, 1998, between HMC LLC and Mokhtar Ramadan.
10.12+     Employment Agreement, dated as of February 1, 1998, between Frans Van Steenbrugge and Hospitality
             Marketing Concepts Limited.
10.13+     Cedars Bank Credit Line Agreement, dated September 1, 1995, and amendments thereto.
10.14+     Lease between Hospitality Marketing Consultants, a general partnership, and Hospitality Marketing
             Consultants, LLC, dated June 1, 1998.
10.15+     Contribution Agreement, made as of May 15, 1998, by and among Marktech International Inc., Hospitality
             Marketing Consultants, LLC, Mokhtar Ramadan, Marwan Ramadan, Fadi Ramadan and Sandra Case.
10.16+     Form of Tax Indemnification Agreement, made as of            , 1998, by and between Hospitality
             Marketing Concepts Inc. and Mokhtar Ramadan, Marwan Ramadan, Fadi Ramadan and Sandra Case.
10.17+     Amendment and Waiver, between Hospitality Partners, LLC and Hospitality Marketing Consultants, LLC,
             dated as of July 1, 1998.
10.18+     Marketing Agreement, dated January 13, 1995, between Hospitality Marketing Concepts International
             Limited and Orbis Company Inc. [Confidential treatment requested for portions of this exhibit.
             Omitted portions have been filed separately with the Commission.]
10.19+     Employment Agreement, dated July 1, 1998, between HMC LLC and Fadi Ramadan.
10.20+     Employment Agreement, dated July 1, 1998, between HMC LLC and Marwan Ramadan.
10.21+     Employment Agreement, dated July 1, 1998, between HMC LLC and Sandra Case.
21+        List of subsidiaries.
23.1*      Consent of PricewaterhouseCoopers LLP, independent accountants.

 EXHIBIT
 NUMBER    DESCRIPTION OF EXHIBIT
---------  -------------------------------------------------------------------------------------------------------
23.2       Consent of Greenberg Glusker Fields Claman & Machtinger LLP (included in Exhibit 5.1).
24+        Power of Attorney (see page S-1).
27+        Financial Data Schedule.
99.1+      Consent of Olaf Isachsen


------------------------

*   To be filed by amendment.

+   Previously filed.

    (b) Financial Statement Schedules.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 3, 1998.


                                HOSPITALITY MARKETING CONCEPTS INC.

                                By:             /s/ MOKHTAR RAMADAN*
                                     -----------------------------------------
                                                  Mokhtar Ramadan
                                     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      NAME AND SIGNATURE                  TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
     /s/ MOKHTAR RAMADAN*         President and Chief
------------------------------    Executive Officer           August 3, 1998
       Mokhtar Ramadan            (Principal Executive
                                  Officer)

                                Senior Vice President,
     /s/ PHILIP G. HIRSCH         Finance, Chief Financial
------------------------------    Officer and Director        August 3, 1998
       Philip G. Hirsch           (Principal Financial and
                                  Accounting Officer)

      /s/ FADI RAMADAN*
------------------------------  Senior Vice President,        August 3, 1998
         Fadi Ramadan             Americas, and Director



*By:    /s/ PHILIP G. HIRSCH
      -------------------------
          Philip G. Hirsch
          ATTORNEY-IN-FACT

                               INDEX OF EXHIBITS


 EXHIBIT                                                                                               SEQUENTIALLY
 NUMBER                                      DESCRIPTION OF EXHIBIT                                    NUMBERED PAGE
---------  ------------------------------------------------------------------------------------------  -------------
 1*        Form of Underwriting Agreement.
 3.1+      Certificate of Incorporation of the Company.
 3.2+      Bylaws of the Company.
 4.1       Specimen Stock Certificate of the Company.
 5.1       Opinion of Greenberg Glusker Fields Claman & Machtinger LLP.
10.1+      Loan and Investment Agreement, dated November 7, 1997, between Hospitality Partners, LLC,
             HMC LLC and the Principals.
10.2       Customer Network Service Agreement, dated January 15, 1998, between HMC LLC and Sprint
             Communications Company L.P. [Confidential treatment requested for portions of this exhibit. Omitted portions have been filed separately with the Commission.]
10.3+      Form of Indemnification Agreement.
10.4+      1998 Stock Option Plan.
10.5+      Form of Incentive Stock Option Agreement.
10.6+      Form of Nonqualified Stock Option Agreement (Employee).
10.7+      Form of Nonqualified Stock Option Agreement (Non-employee).
10.8+      Option Agreement, dated as of November 7, 1997, between Sandra Case and HMC LLC.
10.9+      Promissory Note, dated July 1, 1996, in the principal amount of $1,762,270 in favor of
             Hospitality Marketing Consultants, LLC.
10.10+     Employment Agreement, dated March 5, 1998, between HMC LLC and Philip Hirsch.
10.11+     Employment Agreement, dated July 1, 1998, between HMC LLC and Mokhtar Ramadan.
10.12+     Employment Agreement, dated as of February 1, 1998, between Frans Van Steenbrugge and
             Hospitality Marketing Concepts Limited.
10.13+     Cedars Bank Credit Line Agreement, dated September 1, 1995, and amendments thereto.
10.14+     Lease between Hospitality Marketing Consultants, a general partnership, and Hospitality
             Marketing Consultants, LLC, dated June 1, 1998.
10.15+     Contribution Agreement, made as of May 15, 1998, by and among Marktech International Inc.,
             Hospitality Marketing Consultants, LLC, Mokhtar Ramadan, Marwan Ramadan, Fadi Ramadan
             and Sandra Case
10.16+     Form of Tax Indemnification Agreement, made as of            , 1998, by and between
             Hospitality Marketing Concepts Inc. and Mokhtar Ramadan, Marwan Ramadan, Fadi Ramadan
             and Sandra Case.
10.17+     Amendment and Waiver, between Hospitality Partners, LLC and Hospitality Marketing
             Consultants, LLC, dated as of July 1, 1998.
10.18+     Marketing Agreement, dated January 13, 1995, between Hospitality Marketing Concepts
             International Limited and Orbis Company Inc. [Confidential treatment requested for portions of this exhibit. Omitted portions have been filed separately with the
             Commission.]
10.19+     Employment Agreement, dated July 1, 1998, between HMC LLC and Fadi Ramadan.
10.20+     Employment Agreement, dated July 1, 1998, between HMC LLC and Marwan Ramadan.
10.21+     Employment Agreement, dated July 1, 1998, between HMC LLC and Sandra Case.
21+        List of subsidiaries.

 EXHIBIT                                                                                               SEQUENTIALLY
 NUMBER                                      DESCRIPTION OF EXHIBIT                                    NUMBERED PAGE
---------  ------------------------------------------------------------------------------------------  -------------
23.1*      Consent of PricewaterhouseCoopers LLP, independent accountants.
23.2       Consent of Greenberg Glusker Fields Claman & Machtinger LLP (included in Exhibit 5.1).
24+        Power of Attorney (see page S-1).
27+        Financial Data Schedule.
99.1+      Consent of Olaf Isachsen


------------------------

*   To be filed by amendment.

+   Previously filed.